                                                                     EXHIBIT 2.3
                                                                     -----------
                          AGREEMENT AND PLAN OF MERGER

                                   DATED AS OF
                                DECEMBER 17, 1999

                                 BY AND BETWEEN

                            PARK NATIONAL CORPORATION

                                       AND

                                    SNB CORP.

                                TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----

ARTICLE ONE -- THE MERGER...................................................2

   1.01.    Merger; Surviving Corporation...................................2
   1.02.    Effective Time..................................................2
   1.03.    Effects of the Merger...........................................2

ARTICLE TWO -- CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES...............2

   2.01.    Conversion of SNB Shares........................................2
   2.02.    Exchange of Certificates........................................3
   2.03.    Park Shares.....................................................8

ARTICLE THREE -- REPRESENTATIONS AND WARRANTIES OF SNB......................9

   3.01.    Representations and Warranties of SNB...........................9

ARTICLE FOUR -- REPRESENTATIONS AND WARRANTIES OF PARK.....................27

   4.01.    Representations and Warranties of Park.........................27

ARTICLE FIVE -- FURTHER COVENANTS OF SNB...................................31

   5.01.    Operation of Business..........................................31
   5.02.    Notification...................................................35
   5.03.    Shareholder Approval...........................................36
   5.04.    Acquisition Proposals..........................................36
   5.05.    Delivery of Information........................................37
   5.06.    Affiliates Compliance with the Securities Act..................37
   5.07.    Takeover Laws..................................................38
   5.08     SNB Stock Options..............................................38

ARTICLE SIX -- FURTHER COVENANTS OF PARK...................................38

   6.01.    Current Information............................................38
   6.02.    Opportunity of Employment; Employee Benefits...................38
   6.03.    AMEX Listing...................................................39
   6.04.    Takeover Laws..................................................39
   6.05.    Notification...................................................39
   6.06     Officers' and Directors' Indemnification.......................40

ARTICLE SEVEN -- FURTHER OBLIGATIONS OF THE PARTIES........................41

                                      -i-

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   7.01.    Necessary Further Action......................................41
   7.02.    Cooperative Action............................................41
   7.03.    Satisfaction of Conditions....................................41
   7.04.    Accounting and Tax Treatment..................................42
   7.05.    Confidentiality...............................................42
   7.06.    Press Releases................................................42
   7.07.    Registration Statement........................................42
   7.08.    Regulatory Applications.......................................44
   7.09.    Dividends.....................................................44
   7.10.    Supplemental Assurances.......................................44

ARTICLE EIGHT -- CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE
PARTIES...................................................................45

   8.01.    Conditions to the Obligations of Park.........................45
   8.02.    Conditions to the Obligations of SNB..........................46
   8.03.    Mutual Conditions.............................................48

ARTICLE NINE -- CLOSING...................................................49

   9.01.    Closing.......................................................49
   9.02.    Closing Transactions Required of Park.........................49
   9.03.    Closing Transactions Required of SNB..........................50

ARTICLE TEN -- NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
COVENANTS.................................................................50

   10.01.   Non-Survival of Representations, Warranties and Covenants.....50

ARTICLE ELEVEN -- TERMINATION.............................................51

   11.01.   Termination...................................................51
   11.02.   Effect of Termination.........................................55

ARTICLE TWELVE -- MISCELLANEOUS...........................................56

   12.01.   Notices.......................................................56
   12.02.   Counterparts..................................................57
   12.03.   Entire Agreement..............................................57
   12.04.   Successors and Assigns........................................57
   12.05.   Captions......................................................57
   12.06.   Governing Law.................................................57
   12.07.   Payment of Fees and Expenses..................................57
   12.08.   Amendment.....................................................58
   12.09.   Waiver........................................................58
   12.10.   Disclosure Schedules..........................................58

                                      -ii-
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   12.11.   No Third-Party Rights.........................................58
   12.12.   Waiver of Jury Trial..........................................58
   12.13.   Severability..................................................58


                                     -iii-
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                            GLOSSARY OF DEFINED TERMS

         The following terms, when used in this Agreement, have the meanings ascribed to them in the corresponding Sections of this Agreement listed below:

"Agreement"                                   --       Preamble
"AMEX"                                        --       Section 2.02(e)
"Acquisition Proposal"                        --       Section 5.04
"Average Closing Price of Park Shares"        --       Section 2.02(e)
"Bank Real Estate Collateral"                 --       Section 3.01(y)
"Bank"                                        --       Section 3.01(a)
"BHC Act"                                     --       Section 3.01(a)
"CERCLA"                                      --       Section 3.01(y)
"Closing Date"                                --       Section 9.01
"Closing"                                     --       Section 9.01
"Code"                                        --       Preamble
"Compensation and Benefit Plans"              --       Section 3.01(s)
"Constituent Corporations"                    --       Preamble
"Consultants"                                 --       Section 3.01(s)
"Costs"                                       --       Section 6.06(a)
"Determination Date"                          --       Section 11.01(d)
"Directors"                                   --       Section 3.01(s)
"Dissenting Share"                            --       Section 2.02(k)
"DOL"                                         --       Section 3.01(s)
"Effective Time"                              --       Section 1.02
"Employees"                                   --       Section 3.01(s)
"Environmental Laws"                          --       Section 3.01(y)
"ERISA"                                       --       Section 3.01(s)
"ERISA Affiliate"                             --       Section 3.01(s)
"ERISA Affiliate Plan"                        --       Section 3.01(s)
"Exchange Act"                                --       Section 4.01(i)
"Exchange Agent"                              --       Section 2.02(a)
"Exchange Fund"                               --       Section 2.02(a)
"Exchange Ratio"                              --       Section 2.01(b)
"FDIC"                                        --       Section 3.01(o)
"Federal Reserve"                             --       Section 3.01(k)
"Final Index Price"                           --       Section 11.01(d)
"Final Price"                                 --       Section 11.01(d)
"GAAP"                                        --       Section 3.01(f)
"Governmental Authority"                      --       Section 3.01(p)
"Hazardous Substances"                        --       Section 3.01(y)
"Indemnified Party"                           --       Section 6.06(a)
"Index Group"                                 --       Section 11.01(d)
"Index Price"                                 --       Section 11.01(d)
"Initial Index Price"                         --       Section 11.01(d)

                                      -iv-
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"Insurance Amount"                            --       Section 6.06(b)
"IRS"                                         --       Section 3.01(l)
"Loan Assets"                                 --       Section 3.01(i)
"Loan Documentation"                          --       Section 3.01(i)
"material adverse effect"                     --       Section 3.01(a)
"material"                                    --       Section 3.01(a)
"Merger Shares"                               --       Section 2.01(b)
"Merger"                                      --       Preamble
"OCC"                                         --       Section 3.01(k)
"Officers"                                    --       Section 3.01(s)
"OGCL"                                        --       Section 1.01
"Park"                                        --       Preamble
"Park Balance Sheet Date"                     --       Section 4.01(f)
"Park Disclosure Schedule"                    --       Preamble
"Park Shares"                                 --       Preamble
"PBGC"                                        --       Section 3.01(s)
"PCBs"                                        --       Section 3.01(y)
"Pension Plan"                                --       Section 3.01(s)
"Proxy/Prospectus"                            --       Section 7.07(a)
"Registration Statement"                      --       Section 7.07(a)
"Regulatory Authorities"                      --       Section 3.01(o)
"Rule 145 Affiliates"                         --       Section 5.06(a)
"SEC"                                         --       Section 3.01(c)
"Secretary of State"                          --       Section 1.02
"Securities Act"                              --       Section 3.01(u)
"SNB"                                         --       Preamble
"SNB Balance Sheet Date"                      --       Section 3.01(f)
"SNB Certificates"                            --       Section 2.02(a)
"SNB Disclosure Schedule"                     --       Preamble
"SNB Financial Statements"                    --       Section 3.01(f)
"SNB Meeting"                                 --       Section 5.03(b)
"SNB Proxy Statement"                         --       Section 5.03(b)
"SNB Real Properties"                         --       Section 3.01(m)
"SNB Shares"                                  --       Preamble
"SNB Shareholders' Approval"                  --       Section 11.01(b)
"SNB Stock Option Plan"                       --       Section 3.01(b)
"SNB Stock Options"                           --       Section 3.01(b)
"Starting Date"                               --       Section 11.01(d)
"Starting Price"                              --       Section 11.01(d)
"Subsidiary"                                  --       Section 3.01(c)
"Surviving Corporation"                       --       Section 1.01
"Takeover Laws"                               --       Section 3.01(aa)
"Tax Returns"                                 --       Section 3.01(l)
"Tax"                                         --       Section 3.01(l)


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"Total SNB Shares Outstanding or
       Subject to Options"                    --       Section 2.01(b)
"trading days"                                --       Section 2.02(e)
"Updated Park Disclosure Schedule"            --       Section 6.05
"Updated SNB Disclosure Schedule"             --       Section 5.02

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------


                  THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of December 17, 1999, is made and entered into by and between Park National Corporation, an Ohio corporation ("Park"), and SNB Corp., an Ohio corporation ("SNB") (Park and SNB are sometimes hereinafter collectively referred to as the "Constituent Corporations").

                              W I T N E S S E T H:

                  WHEREAS, the Boards of Directors of SNB and Park have each determined that it is in the best interests of their respective corporations and shareholders for SNB to merge with and into Park (the "Merger"), upon the terms and subject to the conditions set forth in and pursuant to the terms of this Agreement; and

                  WHEREAS, the Boards of Directors of SNB and Park have each approved this Agreement and the consummation of the transactions contemplated hereby; and

                  WHEREAS, as a result of the Merger, in accordance with the terms of this Agreement, SNB will cease to have a separate corporate existence, and shareholders of SNB will receive from Park in exchange for each common share, without par value, of SNB (the "SNB Shares"), the number of common shares, without par value, of Park (the "Park Shares") calculated in accordance with the terms of this Agreement; and

                  WHEREAS, it is the intention of SNB and Park that the Merger contemplated by this Agreement be accounted for under the "pooling-of-interests" accounting method; and

                  WHEREAS, for Federal income tax purposes, it is intended that the Merger contemplated by this Agreement qualify as a "reorganization" under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

                  WHEREAS, SNB has previously provided to Park a schedule disclosing additional information about SNB (the "SNB Disclosure Schedule"); and

                  WHEREAS, Park has previously provided to SNB a schedule disclosing additional information about Park (the "Park Disclosure Schedule");

                  NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, SNB and Park, intending to be legally bound hereby, agree as follows:

                                   ARTICLE ONE
                                   THE MERGER

                  1.01. MERGER; SURVIVING CORPORATION

                  Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.02), SNB shall merge with and into Park in accordance with the General Corporation Law of the State of Ohio (the "OGCL"). Park shall be the continuing and surviving corporation in the Merger, shall continue to exist under the laws of the State of Ohio, and shall be the only one of the Constituent Corporations to continue its separate corporate existence after the Effective Time. As used in this Agreement, the term "Surviving Corporation" refers to Park at and after the Effective Time. As a result of the Merger, the outstanding shares of capital stock and the treasury shares of the Constituent Corporations shall be converted in the manner provided in Article Two.

                  1.02. EFFECTIVE TIME

                  The Merger shall become effective upon the later of (a) the filing of the appropriate certificate of merger with the Secretary of State of the State of Ohio (the "Secretary of State") or (b) such time thereafter as is agreed to in writing by Park and SNB and so provided in the certificate of merger. The date and time at which the Merger shall become effective is referred to in this Agreement as the "Effective Time."

                  1.03. EFFECTS OF THE MERGER

                  At the Effective Time:

                  (a) the Articles of Incorporation of Park as in effect immediately prior to the Effective Time shall be the articles of the Surviving Corporation;

                  (b) the Regulations of Park as in effect immediately prior to the Effective Time shall be the regulations of the Surviving Corporation; and

                  (c) the Merger shall have the effects prescribed in the OGCL.

                                   ARTICLE TWO
                 CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

                  2.01. CONVERSION OF SNB SHARES

                  At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

                  (a) Conversion of SNB Shares. Subject to Sections 2.01(c) and 2.02, each SNB Share issued and outstanding immediately prior to the Effective Time shall be converted into that number of fully paid and non-assessable

                           Park Shares equal to the Exchange Ratio as defined in
                           Section 2.01(b) of this Agreement. After the
                           Effective Time, all such SNB Shares shall no longer be outstanding and each certificate previously representing any SNB Shares shall thereafter represent the Park Shares into which such SNB Shares have been converted. Certificates previously representing SNB Shares shall be exchanged for certificates representing whole Park Shares (and cash in lieu of fractional Park Share interests) issued in consideration therefor upon the surrender of such certificates in accordance with Section 2.02, without interest.

                  (b)      Exchange Ratio.

                           (i)   The Exchange Ratio shall be equal to:

                                        835,500 (THE "MERGER SHARES")
                                 -------------------------------------------
                                 Total SNB Shares Outstanding or Subject to
                                 Options (as defined in Section 2.01(b)(ii))

                                 The Exchange Ratio shall be rounded to the nearest hundredth.

                           (ii) "Total SNB Shares Outstanding or Subject to Options" shall mean the sum of (A) the total number of SNB Shares issued and outstanding immediately prior to the Effective Time (other than SNB Shares held in treasury by SNB) plus
                                 (B) the total number of SNB Shares which are subject to an SNB Stock Option (as defined in Section 3.01(b)) immediately prior to the Effective Time.

                           (iii) The Exchange Ratio shall be subject to
                                 adjustment in accordance with Section 2.02(l).

                  (c) Cancellation of Treasury Shares; SNB Shares Owned by Park. All SNB Shares held by SNB as treasury shares shall be cancelled and retired and shall cease to exist and no Park Shares or other consideration shall be delivered in exchange therefor. All SNB Shares, if any, that are beneficially owned by Park shall become treasury shares of the Surviving Corporation.

                  2.02.    EXCHANGE OF CERTIFICATES

                  (a) Exchange Agent. At or prior to the Effective Time, Park shall deposit, or shall cause to be deposited, with First-Knox National Bank (the "Exchange Agent"), for the benefit of the holders of certificates which immediately prior to the Effective Time evidenced SNB Shares (the "SNB Certificates"), for exchange in accordance with this Article Two, certificates representing Park Shares and an estimated amount of cash necessary to pay cash in lieu of fractional Park Share interests in accordance with Section 2.02(e) (such certificates for Park Shares, together with any dividends or distributions with a record date occurring on or after the Effective Time with respect thereto, and such cash for fractional Park Share interests being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.01 in exchange for such SNB Shares.

                  (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of SNB Shares immediately prior to the Effective Time, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the SNB Certificates shall pass, only upon delivery of such SNB Certificates to the Exchange Agent, and which shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and
                           (ii) instructions for use in effecting the surrender of the SNB Certificates in exchange for certificates representing Park Shares and cash in lieu of fractional Park Share interests. Upon surrender by such holder of an SNB Certificate or Certificates evidencing all SNB Shares standing in such holder's name for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such SNB Certificate or Certificates shall be entitled to receive in exchange therefor a certificate representing the number of whole Park Shares, and/or a check in respect of any fractional Park Share interests, which such holder has the right to receive in respect of the SNB Certificate or Certificates surrendered pursuant to the provisions of this Article Two (after taking into account all SNB Shares then held by such holder), and the SNB Certificate or Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of SNB Shares which is not registered in the transfer records of SNB, a certificate representing the proper number of Park Shares, and/or a check in respect of any fractional Park Share interests, may be issued to a transferee if the SNB Certificate representing such SNB Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable share transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each SNB Certificate shall be deemed at any time after the Effective Time for all corporate purposes (except as provided in Section 2.02(c)) to represent only the number of whole Park Shares into which the SNB Shares represented by such SNB Certificate have been converted as provided in this Article Two and the right to receive upon such surrender cash in lieu of any fractional Park Share interests as contemplated by this Section 2.02.

                  (c)      Distributions with Respect to Unexchanged Shares;
                           Voting.

                           (i) Dividends or other distributions declared or made after the Effective Time with respect to Park Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered SNB Certificate with respect to the Park Shares represented thereby, and any cash payment in lieu of fractional Park Shares shall be paid to any such holder pursuant to Section 2.02(e), only after surrender of such SNB Certificate by the holder thereof. Subject to the effect of applicable laws, following surrender of any such SNB Certificate, there shall be paid to the holder of the certificates representing whole Park Shares issued in exchange therefor, without interest, (A) as promptly as practicable after the time of such surrender, the amount of any cash payable with respect to a fractional Park Share interest to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid (but withheld pursuant to the immediately preceding sentence) with respect to such whole Park Shares, and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Park Shares.

                           (ii) Former holders of record as of the Effective Time of SNB Shares shall not be entitled to vote the Park Shares into which their SNB Shares shall have been converted on matters submitted to the shareholders of Park until the SNB Certificates formerly representing such SNB Shares shall have been surrendered in accordance with this Section 2.02 or certificates evidencing such Park Shares shall have been issued in exchange therefor.

                  (d) No Further Ownership Rights in SNB Shares. All Park Shares issued upon conversion of SNB Shares in accordance with the terms hereof (including any cash paid pursuant to Section 2.02(c) or 2.02(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such SNB Shares, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by SNB on such SNB Shares in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time. If, after the Effective Time, SNB Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article Two.

                  (e)      No Fractional Park Shares.

                           (i) No certificates or scrip representing fractional Park Shares shall be issued upon the surrender for exchange of SNB Certificates evidencing SNB Shares, and such fractional Park Share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Surviving Corporation.

                           (ii)     Each holder of SNB Shares who would
                                    otherwise be entitled to receive a
                                    fractional Park Share shall receive from the Exchange Agent an amount of cash equal to the product obtained by multiplying (a) the fractional Park Share interest to which such holder (after taking into account all SNB Shares held at the Effective Time by such holder) would otherwise be entitled by (b) the Average Closing Price of Park Shares (as defined below in Section 2.02(e)(iii) below). No interest shall be payable with respect to such cash payment.

                           (iii) The "Average Closing Price of Park Shares" shall mean the average of the closing sale prices of a Park Share on the American Stock Exchange ("AMEX") (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source) during the period of 20 trading days (as hereinafter defined in this Section 2.02(e)(iii)) ending on the trading day prior to the date on which the waiting period expires following the last required approval of a Governmental Authority (as defined in Section 3.01(p) below) with respect to the Merger. As used in this Agreement, "trading days" shall mean days on which actual trades of Park Shares occur.

                  (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the shareholders of SNB for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any shareholders of SNB who have not theretofore complied with this Article Two shall thereafter look only to the Surviving Corporation for payment of their claim for Park Shares, any cash in lieu of fractional Park Share interest and any dividends or distributions with respect to Park Shares, in each case without interest.

                  (g) No Liability. None of Park, SNB, the Exchange Agent or the Surviving Corporation shall be liable to any former holder of SNB Shares for Park Shares (or dividends or distributions with respect thereto) or cash in lieu of fractional Park Share interest delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (h)      Share Transfer Books. Unless otherwise required by
                           Section 1701.85 of the OGCL, after the Effective Time there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the SNB Shares which were outstanding immediately prior to the Effective Time.

                  (i) Lost Certificates. If there shall be delivered to the Exchange Agent by any person who is unable to produce any SNB Certificate for SNB Shares for surrender to the Exchange Agent in accordance with this Section 2.02:

                           (a)      Evidence to the satisfaction of the
                                    Surviving Corporation that such SNB
                                    Certificate has been lost, wrongfully taken, or destroyed;

                           (b) Such security or indemnity as may be requested by the Surviving Corporation to save it harmless (which shall not include the requirement to obtain a third party bond or surety); and

                           (c)      Evidence to the satisfaction of the
                                    Surviving Corporation that such person was the owner of the SNB Shares theretofore represented by each such SNB Certificate claimed by him to be lost, wrongfully taken or destroyed and that he is the person who would be entitled to present such SNB Certificate for exchange pursuant to this Agreement;

                           then the Exchange Agent, in the absence of actual notice to it that any SNB Shares theretofore represented by any such SNB Certificate have been acquired by a bona fide purchaser, shall deliver to such person the Park Shares (and cash in lieu of fractional Park Share interests) that such person would have been entitled to receive upon surrender of each such lost, wrongfully taken or destroyed SNB Certificate.

                  (j) Waiver. The Surviving Corporation may from time to time, in the case of one or more persons, waive one or more of the rights provided to it in this Article Two to withhold certain payments, deliveries and distributions; and no such waiver shall constitute a waiver of its rights thereafter to withhold any such payment, delivery or distribution in the case of any person.

                  (k) SNB Dissenters' Rights. Anything contained in this Agreement or elsewhere to the contrary notwithstanding, if any holder of an outstanding SNB Share shall properly exercise dissenters' rights with respect thereto in accordance with Section 1701.85 of the OGCL (a "Dissenting Share"), then:

                           (i)      Each such Dissenting Share shall
                                    nevertheless be deemed to be extinguished at the Effective Time as provided elsewhere in this Agreement;

                           (ii) Each person perfecting such dissenter's rights shall thereafter have only such rights (and shall have such obligations) as are provided in Section 1701.85 of the OGCL, and the Surviving Corporation shall not be required to deliver any Park Shares or cash payments to such person in substitution for each such Dissenting Share in accordance with this Agreement; provided, however, that if any such person shall have failed to perfect or shall withdraw or lose such holder's rights under division (D) of
                                    Section 1701.85 of the OGCL, each such
                                    holder's Dissenting Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive Park Shares and cash in lieu of fractional Park Share interests in accordance with the Exchange Ratio, without any interest thereon, pursuant to Section 2.01.

                           No holder of Dissenting Shares shall be entitled to submit a letter of transmittal, and any letter of transmittal submitted by a holder of Dissenting Shares shall be invalid.

                  (l) Changes in Park Shares. In the event Park changes (or establishes a record date for changing) the number of Park Shares issued and outstanding prior to the Effective Time as a result of a share split, share dividend, recapitalization or similar transaction with respect to the outstanding Park Shares and the record date therefor shall be prior to the Effective Time, or exchanges the Park Shares for a different number or kind of shares or securities or is involved in any transaction resulting in any of the foregoing, the Exchange Ratio shall be proportionately adjusted.

                  2.03.    PARK SHARES

                  All Park Shares, if any, that are owned directly by SNB shall become treasury shares of the Surviving Corporation. Each other Park Share issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding and unaffected by the Merger. Each Park Share held by Park in treasury shall continue to be a treasury share of the Surviving Corporation.

                                  ARTICLE THREE
                      REPRESENTATIONS AND WARRANTIES OF SNB

                  3.01. REPRESENTATIONS AND WARRANTIES OF SNB

                  SNB hereby represents and warrants to Park that:

                  (a) Corporate Status. SNB is an Ohio corporation and a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"); is duly organized, validly existing and in good standing under the laws of Ohio; and has the full corporate power and authority to own its property, to carry on its business as presently conducted, and to enter into and, subject to the required adoption of this Agreement by the SNB shareholders and the obtaining of appropriate regulatory approvals, perform its obligations under this Agreement and consummate the transactions contemplated by this Agreement. Copies of the articles of incorporation and regulations of SNB and all amendments thereto have been delivered to Park by SNB in Section 3.01(a) of the SNB Disclosure Schedule. Second National Bank (the "Bank") is the only Subsidiary (as that term is defined in Section 3.01(c)). The Bank is a national banking association; is duly organized, validly existing and in good standing under the laws of the United States of America; and has the full corporate power and authority to own its property, and to carry on its business as presently conducted. Neither SNB nor the Bank is qualified to do business in any other jurisdiction or is required to be qualified to do business in any other jurisdiction except where the failure to be so qualified would not have a material adverse effect on SNB or the Bank. Copies of the articles of association and by-laws of the Bank and all amendments thereto have been delivered to Park in
                           Section 3.01(a) of the SNB Disclosure Schedule. As used in this Agreement, (i) any reference to any event, change or effect being "material" with respect to any entity means an event, change or effect which is material in relation to the condition (financial or otherwise), properties, assets, liabilities, businesses or results of operations of such entity and its subsidiaries taken as a whole and (ii) the term "material adverse effect" means, with respect to an entity, a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, businesses or results of operations of such entity and its subsidiaries taken as a whole or on the ability of such entity to perform without material delay its obligations under this Agreement or consummate the Merger and the other material transactions contemplated by this Agreement.

                  (b)      Capitalization of SNB.

                           (i) The authorized capital of SNB consists solely of 750,000 common shares, without par value, all of which are SNB Shares, of which 155,626 SNB Shares are issued and outstanding and 10,522 SNB Shares are held in treasury by SNB. All outstanding SNB Shares have been duly authorized and are validly issued, fully paid and non-assessable, and were not issued in violation of the preemptive rights of any person. All SNB Shares issued within the last three years have been issued in compliance with all applicable federal and state securities laws. As of the date of this Agreement, 32 SNB Shares were reserved for issuance upon the exercise of outstanding stock options (the "SNB Stock Options") granted under the SNB Corp. Nonqualified Stock Option Plan (the "SNB Stock Option Plan"). SNB has furnished to Park a true, complete and correct copy of the SNB Stock Option Plan and a list of all participants therein which identifies the number of SNB Shares subject to SNB Stock Options held by each participant, the exercise price or prices of such SNB Stock Options and the dates each SNB Stock Option was granted, becomes exercisable and expires.

                           (ii) As of the date of this Agreement, except for this Agreement and the SNB Stock Options, there are no options, warrants, calls, rights, commitments or agreements of any character to which SNB is a party or by which it is bound obligating SNB to issue, deliver or sell, or cause to be issued, delivered or sold, any additional SNB Shares or obligating SNB to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. As of the date of this Agreement, there are no outstanding contractual obligations of SNB to repurchase, redeem or otherwise acquire any SNB Shares except for such obligations arising under the SNB Stock Option Plan.

                           (iii) Except as disclosed in Section 3.01(b) of the SNB Disclosure Schedule, since September 30, 1997, SNB has not (A) issued or permitted to be issued any SNB Shares, or securities exercisable for or convertible into SNB Shares, other than the SNB Stock Options granted prior to the date hereof under the SNB Stock Option Plan; (B) repurchased, redeemed or otherwise acquired, directly or indirectly through the Bank or otherwise, any SNB Shares; or (C) declared, set aside, made or paid to the shareholders of SNB dividends or other distributions on the outstanding SNB Shares, other than regular semi-annual cash dividends on the SNB

                                    Shares at a rate not in excess of the
                                    regular semi-annual cash dividends most
                                    recently declared by SNB prior to the date of this Agreement.

                  (c) Subsidiaries. The Bank is the only Subsidiary of SNB. SNB owns of record and beneficially all of the issued and outstanding equity securities of the Bank. There are no options, warrants, calls, rights, commitments or agreements of any character to which SNB or the Bank is a party or by which either of them is bound obligating the Bank to issue, deliver or sell, or cause to be issued, delivered or sold, additional equity securities of the Bank (other than to SNB) or obligating SNB or the Bank to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments, understandings or arrangements relating to SNB's rights to vote or to dispose of the equity securities of the Bank which it owns. All of the equity securities of the Bank held by SNB are fully paid and non-assessable (except pursuant to 12 U.S.C.
                           Section 55) and are owned by SNB free and clear of any charge, mortgage, pledge, security interest, hypothecation, restriction, claim, option, lien, encumbrance or interest of any persons whatsoever. SNB does not own beneficially, directly or indirectly, any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind, other than the Bank.

                           For purposes of this Agreement, "Subsidiary" has the meaning ascribed to it in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC").

                  (d) Corporate Proceedings. All corporate proceedings of SNB necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by SNB have been duly and validly taken, except for the adoption of this Agreement by the holders of a majority of the outstanding SNB Shares entitled to vote thereon (which is the only required shareholder vote thereon). The Board of Directors of SNB has recommended adoption of this Agreement by the shareholders of SNB and directed that this Agreement be submitted to the shareholders of SNB for their approval. This Agreement has been validly executed and delivered by duly authorized officers of SNB. The Board of Directors of SNB has received the written opinion of McDonald Investments, Inc. to the effect that as of the date hereof, the consideration to be received by the holders of SNB Shares in the Merger is fair to the holders of SNB Shares from a financial point of view.

                  (e) Authorized and Effective Agreement. This Agreement constitutes the legal, valid and binding obligation of SNB, enforceable against SNB in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the enforcement of creditors' rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing. SNB has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and, subject to the required adoption of this Agreement by the SNB shareholders, the obtaining of appropriate regulatory approvals and the expiration of applicable regulatory waiting periods, to perform its obligations under this Agreement.

                  (f) Financial Statements of SNB. SNB has furnished to Park accurate and complete copies of consolidated financial statements of SNB consisting of (i) consolidated balance sheets as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the three years ended December 31, 1998, including accompanying notes and the report thereon of Crowe, Chizek and Company LLP and (ii) the unaudited consolidated balance sheets as of September 30, 1999 (the "SNB Balance Sheet Date") and consolidated statements of income and cash flows for the nine months then ended (collectively, all of such consolidated financial statements are referred to as the "SNB Financial Statements"). The SNB Financial Statements were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis and present fairly, in all material respects, the consolidated financial condition of SNB at the dates, and the consolidated results of operations and cash flows for the periods, stated therein; subject, in the case of the interim statements, to normal year-end audit adjustments which are not expected to be, individually or in the aggregate, materially adverse to SNB and the absence of full footnotes.

                  (g) Absence of Undisclosed Liabilities. Except as disclosed in Section 3.01(g) of the SNB Disclosure Schedule, neither SNB nor the Bank had any debt, obligation, guarantee or liability at the SNB Balance Sheet Date, whether absolute, accrued, contingent or otherwise that would be required to be reflected on and reserved against in the SNB Financial Statements or in the notes thereto except for debts, obligations, guarantees or liabilities which, individually or in the aggregate, do not exceed $50,000. Except as disclosed in Section 3.01(g) of the SNB Disclosure Schedule, all debts, liabilities, guarantees and obligations of SNB and the Bank incurred since the SNB Balance Sheet Date have been incurred in the ordinary course of business and are usual and normal in amount both individually and in the aggregate. Except as disclosed in Section 3.01(g) of the SNB Disclosure

                           Schedule, neither SNB nor the Bank is in material default or breach of any material agreement to which SNB or the Bank is a party.

                  (h) Absence of Changes. Except as set forth in Section 3.01(h) of the SNB Disclosure Schedule, since the SNB Balance Sheet Date: (i) there has not been any material adverse change in the business, operations, assets or financial condition of SNB and the Bank taken as a whole, and, to the knowledge of SNB, no fact or condition exists which SNB believes will cause such a material adverse change in the future; and (ii) SNB has not taken or permitted any of the actions described in Section 5.01(b) of this Agreement.

                  (i) Loan Documentation. To the knowledge of SNB, the documentation ("Loan Documentation") governing or relating to the loan and credit-related assets ("Loan Assets") representing the loan portfolio of the Bank is legally sufficient for the purposes intended thereby and creates enforceable rights of the Bank in accordance with the terms of such Loan Documentation, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the enforcement of creditors' rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing. Except as set forth in
                           Section 3.01(i) of the SNB Disclosure Schedule, no debtor under any of the Loan Documentation has asserted any claim or defense with respect to the subject matter thereof. Except as set forth in
                           Section 3.01(i) of the SNB Disclosure Schedule, the Bank is not a party to a loan, including any loan guaranty, with any director, executive officer or five percent (5%) shareholder of SNB or the Bank or any person, corporation or enterprise controlling, controlled by or under common control with either SNB or the Bank. All loans and extensions of credit that have been made by the Bank and that are subject either to Sections 22(g) or 22(h) of the Federal Reserve Act, as amended, or to 12 C.F.R. Part 215 (Regulation O), comply therewith.

                  (j)      Allowance for Loan Losses. Except as set forth in
                           Section 3.01(j) of the SNB Disclosure Schedule, there is no loan which was made by the Bank and which is reflected as an asset of the Bank on the SNB Financial Statements that (i) is 90 days or more delinquent or (ii) has been classified by examiners (regulatory or internal) as "Substandard," "Doubtful" or "Loss." The allowance for loan losses reflected on the SNB Financial Statements has been determined in accordance with GAAP and in accordance with all rules and regulations applicable to SNB and the Bank and is adequate in all material respects. SNB has considered all potential losses known to SNB to the best of its knowledge in establishing the current allowance for loan losses for the Bank, other than such losses that if incurred would not have a material adverse effect on SNB or the Bank.

                  (k) Reports and Records. SNB and the Bank have filed all reports and maintained all records required to be filed or maintained by them under the rules and regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve") and the Office of the Comptroller of the Currency (the "OCC"), except for such reports and records the failure to file or maintain would not reasonably be expected to have a material adverse effect on SNB and the Bank. All such documents and reports complied in all material respects with applicable requirements of law and rules and regulations in effect at the time such documents and reports were filed and contained in all material respects the information required to be stated therein. None of such documents or reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (l) Taxes. Except as set forth in Section 3.01(l) of the SNB Disclosure Letter, SNB and the Bank have timely filed all returns, statements, reports and forms (including elections, declarations, disclosures, schedules, estimates and information returns) (collectively, the "Tax Returns") with respect to all federal, state, local and foreign income, gross income, gross receipts, gains, premium, sales, use, ad valorem, transfer, franchise, profits, withholding, payroll, employment, excise, severance, stamp, occupancy, license, lease, environmental, customs, duties, property, windfall profits and all other taxes (including any interest, penalties or additions to tax with respect thereto, individually, a "Tax" and, collectively, "Taxes") required to be filed with the appropriate tax authority through the date of this Agreement. Such Tax Returns are and will be true, correct and complete in all material respects. SNB and the Bank have paid and discharged all Taxes due from them, other than such Taxes that are adequately reserved as shown on the SNB Financial Statements or have arisen in the ordinary course of business since the SNB Balance Sheet Date. Neither the Internal Revenue Service (the "IRS") nor any other taxing agency or authority, domestic or foreign, has asserted, is now asserting or, to the knowledge of SNB, is threatening to assert against SNB or the Bank any deficiency or claim for additional Taxes. There are no unexpired waivers by SNB or the Bank of any statute of limitations with respect to Taxes. The accruals and reserves for Taxes reflected in the SNB Financial Statements are adequate for the periods covered. SNB and the Bank have withheld or collected and paid over to the appropriate governmental authorities or are properly holding for such payment all Taxes required by law to be withheld or collected. There are no liens for Taxes upon the assets of SNB or the Bank, other than liens for current Taxes not yet due and payable. Neither SNB nor the Bank has agreed to make, or is required to make, any adjustment under Section 481(a) of the Code. Except as set forth in Section 3.01(l) of the SNB Disclosure Letter, or as may be caused by any agreement entered into by Park, neither SNB nor the Bank is a party to any agreement, contract, arrangement or plan that has resulted, or could result, individually or in the aggregate, in the payment of "excess parachute payments" within the meaning of Section 280G of the Code. Neither SNB nor the Bank has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than an affiliated group of which SNB is or was the common parent corporation. No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.

                  (m) Property and Title. Section 3.01(m) of the SNB Disclosure Schedule lists and describes all real property, and any leasehold interest in real property, owned or held by SNB or the Bank and used in the businesses of SNB or the Bank (collectively, the "SNB Real Properties"). The SNB Real Properties constitute all of the real property and interests in real property used in the businesses of SNB and the Bank. Copies of all leases of real property to which SNB or the Bank is a party have been provided to Park in Section 3.01(m) of the SNB Disclosure Schedule. Such leasehold interests have not been assigned or subleased. All SNB Real Properties which are owned by SNB or the Bank are free and clear of all mortgages, liens, security interests, defects, encumbrances, easements, restrictions, reservations, conditions, covenants, agreements, encroachments, rights of way and zoning laws, except (i) those set forth in the SNB Financial Statements or Section 3.01(m) of the SNB Disclosure Schedule; (ii) easements, restrictions, reservations, conditions, covenants, rights of way, zoning laws and other defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held; and (iii) the lien of current taxes not yet due and payable. SNB and the Bank own, and are in rightful possession of, and have good title to, all of the other assets indicated in the SNB Financial Statements as being owned by SNB or the Bank, free and clear of any charge, mortgage, pledge, security interest, hypothecation, restriction, claim, option, lien, encumbrance or interest of any persons whatsoever except those described in the SNB Financial Statements or Section 3.01(m) of the SNB Disclosure Schedule and except for those assets disposed of in the ordinary course of business consistent with past practices. All of the assets of SNB and the Bank are in operating condition, except for normal maintenance and routine repairs, and are adequate to continue to conduct the businesses of SNB and the Bank as such businesses are presently being conducted.

                  (n) Legal Proceedings. Except as set forth in Section 3.01(n) of the SNB Disclosure Schedule, there are no actions, suits, proceedings, claims or investigations pending or, to the knowledge of SNB and the Bank, threatened in any court, before any governmental agency or instrumentality or in any arbitration proceeding (i) against or by SNB or the Bank; or (ii) against or by SNB or the Bank which would prevent the consummation of this Agreement or of any of the transactions contemplated hereby or declare the same to be unlawful or cause the rescission thereof.

                  (o) Regulatory Matters. Neither SNB nor the Bank nor the respective properties of SNB or the Bank are parties to or subject to any order, judgment, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any court or federal or state governmental agency or authority, including any such agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposit (including, without limitation, the OCC, the Federal Reserve, the SEC and the Federal Deposit Insurance Corporation (the "FDIC")) or the supervision or regulation of SNB or the Bank (collectively, the "Regulatory Authorities"). Neither SNB nor the Bank has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, judgment, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

                  (p) No Conflict. Subject to the required adoption of this Agreement by the shareholders of SNB, receipt of the required regulatory approvals, expiration of applicable regulatory waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement, by SNB do not and will not (i) conflict with, or result in a violation of, or result in the breach of or a default (or which with notice or lapse of time would result in a default) under, any provision of: (A) any federal, state or local law, regulation, ordinance, order, rule or administrative ruling of any administrative agency or commission or other federal, state or local governmental authority or instrumentality (each, a "Governmental Authority") applicable to SNB or the Bank or any of their respective properties; (B) the articles of incorporation or regulations of SNB or the articles of association or by-laws of the Bank; (C) any material agreement, indenture or instrument to which SNB or the Bank is a party or by which it or its properties or assets may be bound; or
                           (D) any order, judgment, writ, injunction or decree of any court, arbitration panel or any Governmental Authority applicable to SNB or the Bank; (ii) result in the creation or acceleration of any security interest, mortgage, option, claim, lien, charge or encumbrance upon any property of SNB or the Bank; or
                           (iii) violate the terms or conditions of, or result in the cancellation, modification, revocation or suspension of, any material license, approval, certificate, permit or authorization held by SNB or the Bank.

                  (q) Brokers, Finders and Others. Except for the fee paid or payable to McDonald Investments, Inc., there are no fees or commissions of any sort whatsoever claimed by, or payable by SNB or the Bank to, any broker, finder, intermediary or any other similar person in connection with effecting this Agreement or the transactions contemplated hereby.

                  (r) Employment Agreements. Except as disclosed in Section 3.01(r) of the SNB Disclosure Schedule, neither SNB nor the Bank is a party to any employment, change in control, severance or consulting agreement not terminable at will. Neither SNB nor the Bank is a party to, bound by or negotiating, any collective bargaining agreement, nor are any of their respective employees represented by any labor union or similar organization. SNB and the Bank are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither SNB nor the Bank has engaged in any unfair labor practice.

                  (s)      Employee Benefit Plans.

                           (i) Section 3.01(s)(i) of the SNB Disclosure Schedule contains a complete and accurate list of all bonus, incentive, deferred compensation, pension (including, without limitation, Pension Plans defined below), retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare (including, without limitation, "welfare plans" within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements maintained or contributed to (currently or within the last six years) by (A) SNB or the Bank and in which any employee or former employee (the "Employees"), consultant or former consultant (the "Consultants"), officer or former officer (the "Officers"), or director or former director (the "Directors") of SNB or the Bank participates or to which any such Employees, Consultants, Officers or Directors either participate or are a party or (B) any ERISA Affiliate (as defined below) (collectively, the "Compensation and Benefit Plans"). Neither SNB nor the Bank has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan, except as otherwise contemplated by Sections 5.08 and 6.02 of this Agreement.

                           (ii) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act (as defined in Section 3.01(u)), the Exchange Act (as defined in Section 4.01(i)), the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the IRS and SNB is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of SNB, threatened legal action, suit or claim relating to the Compensation and Benefit Plans other than routine claims for benefits thereunder. Neither SNB nor the Bank has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject SNB or the Bank to a tax or penalty imposed by either
                                    Section 4975 of the Code or Section 502 of
                                    ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

                           (iii) No liability (other than for payment of premiums to the Pension Benefit Guaranty Corporation ("PBGC") which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by SNB or the Bank with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (an "ERISA Affiliate Plan") which is considered one employer with SNB under
                                    Section 4001(a)(14) of ERISA or Section
                                    414(b), (c) or (m) of the Code (an "ERISA
                                    Affiliate"). None of SNB, the Bank or any ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA (as defined in ERISA Sections 3(37)(A) and 4001(a)(3)) at any time since September 26, 1980. No notice of a "reportable event", within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, has been required to be filed for any Compensation and Benefit Plan or by any ERISA Affiliate Plan within the 12-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement. The PBGC has not instituted proceedings to terminate any Pension Plan or ERISA Affiliate Plan and, to SNB's knowledge, no condition exists that presents a material risk that such proceedings will be instituted. There is no pending investigation or enforcement action by the PBGC, the Department of Labor (the "DOL"), the IRS or any other Governmental Authority with respect to any Compensation and Benefit Plan. Under each Pension Plan and ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such Pension Plan or ERISA Affiliate Plan), did not exceed the then current value of the assets of such Pension Plan or ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such Pension Plan or ERISA Affiliate Plan nor any amendment or other change to such Pension Plan or ERISA Affiliate Plan that would increase the amount of benefits thereunder which reasonably could be expected to change such result.

                           (iv) All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which SNB or the Bank is a party have been timely made or have been reflected on the SNB Financial Statements.

                                    Neither any Pension Plan nor any ERISA
                                    Affiliate Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or
                                    Section 302 of ERISA and all required
                                    payments to the PBGC with respect to each Pension Plan or ERISA Affiliate Plan have been made on or before their due dates. None of SNB, the Bank or any ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.

                           (v) Except as disclosed in Section 3.01(s)(v) of the SNB Disclosure Schedule, neither SNB nor the Bank has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. Except as disclosed in Section 3.01(s)(v) of the SNB Disclosure Schedule, there has been no communication to Employees by SNB or the Bank that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

                           (vi) SNB and the Bank do not maintain any Compensation and Benefit Plans covering foreign Employees.

                           (vii) With respect to each Compensation and Benefit Plan, if applicable, SNB has provided or made available to Park, true and complete copies of existing: (A) Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) two most recent Forms 5500 filed with the IRS; (D) most recent actuarial report and financial statement; (E) most recent summary plan description; (F) forms filed with the PBGC within the past year (other than for premium payments); (G) most recent determination letter issued by the IRS; (H) any Form 5310, Form 5310A, Form 5300 or Form 5330 filed within the past year with the IRS; and (I) most recent nondiscrimination tests performed under ERISA and the Code (including but not limited to Code Section 401(k) and 401(m) tests).

                           (viii) Except as disclosed on Section 3.01(s)(viii) of the SNB Disclosure Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

                           (ix) Except as disclosed on Section 3.01(s)(ix) of the SNB Disclosure Schedule, neither SNB nor the Bank maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

                           (x) Except as disclosed on Section 3.01(s)(x) of the SNB Disclosure Schedule, as a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of Park, SNB or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an "excess parachute payment" to an individual who is a "disqualified individual" (as such terms are defined in Section 280G of the Code) of SNB on a consolidated basis, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

                  (t)      Compliance with Laws.  Each of SNB and the Bank:

                           (i) has been in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such business, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices, except for failures to be in compliance which, individually or in the aggregate, have not had or would not reasonably be expected to have a material adverse effect on SNB or the Bank;

                           (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted, except where the failure to obtain any of the foregoing or to make any such filing, application or registration has not had or would not reasonably be expected to have a material adverse effect on SNB or the Bank; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and to SNB's knowledge, no suspension or cancellation of any of them is threatened; and

                           (iii)    has received no notification or
                                    communication from any Governmental
                                    Authority (A) asserting that SNB or the Bank is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to SNB's knowledge, do any reasonable grounds for any of the foregoing exist), which has not been resolved to the satisfaction of the Governmental Authority which sent such notification or communication.

                  (u) SNB Information. None of the information relating to SNB and the Bank to be contained in (i) the Registration Statement (as that term is defined in Section 7.07 below) will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act of 1933, as amended (the "Securities Act"), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the SNB Proxy Statement (as that term is defined in Section 5.03(b) below), as of the date such SNB Proxy Statement is mailed to shareholders of SNB and up to and including the date of the meeting of shareholders to which such SNB Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that, in each case, information as of a later date shall be deemed to modify information as of an earlier date. All information about SNB and the Bank included in the Registration Statement and the SNB Proxy Statement will be deemed to have been supplied by SNB.

                  (v)      Insurance.

                           (i) Section 3.01(v) of the SNB Disclosure Schedule sets forth all of the insurance policies, binders or bonds maintained by SNB or the Bank and a description of all claims filed by SNB or the Bank against the insurers of SNB and the Bank since December 31, 1997. SNB and the Bank are insured with reputable insurers against such risks and in such amounts as the management of SNB reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; SNB and the Bank are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

                           (ii) The deposits of the Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act, and the Bank has paid all assessments and filed all reports required by the Federal Deposit Insurance Act.

                  (w) Governmental Proceedings. No consent, approval, authorization of, or registration, declaration or filing with, any court, Governmental Authority or any other third party is required to be made or obtained by SNB or the Bank in connection with the execution, delivery or performance by SNB of this Agreement or the consummation by SNB of the transactions contemplated hereby, except for (A) filings of applications and notices, as applicable, with and the approval of certain federal and state banking authorities, (B) filings with the SEC and state securities authorities and (C) the filing of the appropriate certificate of merger with the Secretary of State pursuant to the OGCL. As of the date hereof, SNB is not aware of any reason why the approvals set forth in Section 7.08 will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.08.

                  (x) Contracts. Section 3.01(x) of the SNB Disclosure Schedule sets forth a list, identifying by dates, subject matter and parties, all contracts, agreements and instruments to which SNB or the Bank is a party or by which either of them is bound, and which involve the payment by or to SNB or the Bank of more than $50,000 in connection with the purchase of property or goods or the performance of services and which are not in the ordinary course of their respective businesses. True, complete and correct copies of all such contracts, agreements and instruments have been delivered to Park. Neither SNB nor the Bank, nor any other party to such contract, is in default under any such contract, agreement, commitment, arrangement or other instrument to which it is a party, by which its respective assets, business or operations may be bound or affected in any way, or under which it or its respective assets, business or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

                  (y) Environmental Matters. Except as otherwise disclosed in Section 3.01(y) of the SNB Disclosure Schedule:
                           (i) SNB and the Bank are and have been at all times in compliance in all material respects with all applicable Environmental Laws (as that term is defined in this Section 3.01(y)), and, to the knowledge of SNB, SNB and the Bank have not engaged in any activity in violation of any applicable Environmental Law; (ii)(A) no investigations, inquiries, orders, hearings, actions or other proceedings by or before any court or Governmental Authority are pending or, to the knowledge of SNB, threatened in connection with any of SNB's and Bank's activities and any SNB Real Properties or improvements thereon, and (B) to the knowledge of SNB, no investigations, inquiries, orders, hearings, actions or other proceedings by or before any court or Governmental Authority are pending or threatened in connection with any real properties in respect of which the Bank holds a mortgage or mortgages (hereinafter referred to as the "Bank Real Estate Collateral"); (iii) no claims at any time have been made or threatened by any third party against SNB or the Bank, or with respect to the SNB Real Properties or improvements thereon, or, to the knowledge of SNB, the Bank Real Estate Collateral, relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Substance (as that term is defined in this Section 3.01(y)) which have not been resolved to the satisfaction of the involved parties and which have had or are reasonably expected to have a material adverse effect on SNB or the Bank; (iv) no Hazardous Substances have been integrated into the SNB Real Properties or improvements thereon, or, to the knowledge of SNB, the Bank Real Estate Collateral or any component thereof in such manner or quantity as may reasonably be expected to or in fact would pose a threat to human health or the value of the real property and improvements; (v) to SNB's knowledge, no portion of the SNB Real Properties or improvements thereon, or the Bank Real Estate Collateral is located within 500 feet of (A) a release of Hazardous Substance which has been reported or is required to be reported under any Environmental Law or (B) the location of any site used, in the past or presently, for the disposal of any Hazardous Substances; and (vi) neither SNB nor the Bank has knowledge, based upon commercially reasonable inquiry, that (A) any of the SNB Real Properties or improvements thereon, or the Bank Real Estate Collateral has been used for the storage or disposal of Hazardous Substances or has been contaminated by Hazardous Substances, (B) any of its business operations have contaminated lands, waters or other property of others with

                           Hazardous Substances, except routine,
                           office-generated solid waste, or (C) any of the SNB Real Properties or improvements thereon, or the Bank Real Estate Collateral have in the past or presently contain underground storage tanks, friable asbestos materials or PCB-containing equipment.

                           For purposes of this Agreement, (i) "Environmental Law" means the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C.
                           section 9601 ET SEQ., the Resource Conservation and Recovery Act, 42 U.S.C. section 6901 ET SEQ., the Hazardous Materials Transportation Act, 49 U.S.C.
                           section 1802 ET SEQ., the Toxic Substances Control Act, 15 U.S.C. section 2601 ET SEQ., the Federal Water Pollution Control Act, 33 U.S.C. section 1251 ET SEQ., the Clean Water Act, 33 U.S.C. section 1321 ET SEQ., the Clean Air Act, 42 U.S.C. section 7401 ET SEQ., regulations promulgated thereunder, and any other federal, state, county, municipal, local or other statute, law, ordinance or regulation which may relate to or deal with human health or the environment, as of the date of this Agreement, and
                           (ii) "Hazardous Substances" means, at any time: (a) any "hazardous substance" as defined in section 101(14) of CERCLA or regulations promulgated thereunder; (b) any "solid waste," "hazardous waste," or "infectious waste," as such terms are defined in any other Environmental Law as of the date of this Agreement; and (c) friable asbestos, urea-formaldehyde, polychlorinated biphenyls
                           ("PCBs"), nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products, and other dangerous, toxic or hazardous pollutants, contaminants, chemical, materials or substances listed or identified in, or regulated by, any Environmental Law.

                  (z) Pooling. Neither SNB nor the Bank has taken, permitted or agreed to take any action that would prevent Park from accounting for the business combination to be effected by the Merger as a "pooling of interests."

                  (aa) Takeover Laws. SNB has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any "moratorium", "control share", "fair price", "affiliate transaction", "business combination" or other anti-takeover laws or regulations of any state (collectively, "Takeover Laws") applicable to it, including, without limitation, those of the State of Ohio.

                  (bb) Risk Management Instruments. All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for SNB's own account, or for the account of one or more of the Bank or its customers (all of which are listed on the SNB Disclosure Schedule), or entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counter-parties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of SNB or the Bank, enforceable in accordance with its terms, and is in full force and effect. Neither SNB nor the Bank, nor to SNB's knowledge any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

                  (cc) Books and Records. The books and records of SNB and the Bank have been fully, properly and accurately maintained and have been maintained in accordance with sound business practices. Such books and records fairly reflect the substance of events and transactions included therein.

                  (dd) Year 2000. Neither SNB nor the Bank has received, or has reason to believe that it will receive, a written rating of less than "satisfactory" on any OCC or other Regulatory Authority Year 2000 Report of Examination. SNB has disclosed to Park a complete and accurate copy of its Year 2000 plan, including an estimate of the anticipated associated costs, for addressing the issues set forth in the statements of the FFIEC dated May 5, 1997, entitled "Year 2000 Project Management Awareness," and December 17, 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk," as such issues affect SNB and the Bank and such plan is in material compliance with the schedules set forth in the FFIEC statements.

                  (ee) Repurchase Agreements. With respect to any agreement pursuant to which SNB or the Bank has purchased securities subject to an agreement to repurchase, SNB or the Bank, as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

                  (ff) Disclosure. No representation or warranty by SNB contained in this Agreement and no statement contained in any certificate or other document (including the SNB Disclosure Schedule) furnished by SNB to Park pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein and therein not misleading, in the light of the circumstances under which they were made.

                                  ARTICLE FOUR
                     REPRESENTATIONS AND WARRANTIES OF PARK

                  4.01. REPRESENTATIONS AND WARRANTIES OF PARK

                  Park hereby warrants and represents to SNB that:

                  (a) Corporate Status. Park is an Ohio corporation and a bank holding company registered under the BHC Act; is duly organized, validly existing and in good standing under the laws of the State of Ohio; and has the full corporate power and authority to own its property, to carry on its business as presently conducted and to enter into and perform its obligations under this Agreement and consummate the transactions contemplated by this Agreement.

                  (b) Corporate Proceedings. All corporate proceedings of Park necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement, by Park have been duly and validly taken. This Agreement has been validly executed and delivered by duly authorized officers of Park.

                  (c)      Capitalization of Park.

                           (i) As of the date of this Agreement, the authorized capital stock of Park consists only of 20,000,000 common shares, without par value, of which 9,739,570 Park Shares are issued and outstanding and 291,565 Park Shares are held in treasury by Park. The outstanding Park Shares have been duly authorized and are validly issued, fully paid and non-assessable, and were not issued in violation of the preemptive rights of any person. As of the date of this Agreement, except pursuant to this Agreement and as disclosed in Section 4.01(c) of the Park Disclosure Schedule, Park has no commitment or obligation to issue, deliver or sell any Park Shares.

                           (ii) The Park Shares to be issued in exchange for SNB Shares in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

                  (d) Authorized and Effective Agreement. This Agreement constitutes the legal, valid and binding obligation of Park, enforceable against Park in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the enforcement of creditors' right generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing. Park has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and, subject to the satisfaction of the requirements referred to in
                           Section 4.01(k) and the expiration of applicable regulatory waiting periods, and required filings under federal and state securities laws, to perform its obligations under this Agreement.

                  (e) No Conflict. Subject to the satisfaction of the requirements referred to in Section 4.01(k) and expiration of applicable regulatory waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement, by Park do not and will not (i) conflict with, or result in a violation of, or result in the breach of or a default (or which with notice or lapse of time would result in a default) under any provision of:
                           (A) any federal, state or local law, regulation, ordinance, order, rule or administrative ruling of any Governmental Authority applicable to Park or any of its properties; (B) the Articles of Incorporation or Regulations of Park; (C) any material agreement, indenture or instrument to which Park is a party or by which it or its properties or assets may be bound; or (D) any order, judgment, writ, injunction or decree of any court, arbitration panel or any Governmental Authority applicable to Park; (ii) result in the creation or acceleration of any security interest, mortgage, option, claim, lien, charge or encumbrance upon any property of Park; or
                           (iii) violate the terms or conditions of, or result in the cancellation, modification, revocation or suspension of, any material license, approval, certificate, permit or authorization held by Park.

                  (f) Financial Statements of Park. Park has furnished to SNB consolidated financial statements of Park consisting of (i) consolidated balance sheets as of December 31, 1998 and 1997 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the three years ended December 31, 1998, including accompanying notes and the report thereon of Ernst & Young LLP and
                           (ii) unaudited consolidated balance sheets as of September 30, 1999 (the "Park Balance Sheet Date") and December 31, 1998, the related unaudited consolidated statements of income for the three and nine months ended September 30, 1999 and 1998, of changes in shareholders' equity for the nine months ended September 30, 1999 and 1998 and of cash flows for the nine months ended September 30, 1999 and 1998 (collectively, all of such consolidated financial statements are referred to as the "Park Financial Statements"). The Park Financial Statements were prepared in conformity with GAAP applied on a consistent basis and present fairly, in all material respects, the consolidated financial condition of Park at the dates, and the consolidated results of operations and cash flows for the periods, stated therein; subject, in the case of the interim financial statements, to normal year-end audit adjustments which are not expected to be, individually or in the aggregate, materially adverse to Park and the absence of full footnotes.

                  (g)      Absence of Changes. Since the Park Balance Sheet
                           Date: (i) the businesses of Park and its subsidiaries have been conducted only in the ordinary course consistent with past practice; (ii) there has been no material adverse change in the assets, liabilities, business or operations of Park and its subsidiaries taken as a whole; (iii) there has been no damage, destruction, loss or event (whether or not insured against) which in the aggregate has had or might reasonably be expected to have a material adverse effect on the business or operations of Park and its subsidiaries taken as a whole; and (iv) Park has announced its proposed acquisition of U. B. Bancshares, Inc., an Ohio corporation, pursuant to a merger.

                  (h) Takeover Laws. Park has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any Takeover Laws applicable to Park.

                  (i) Reports and Records. The Park Shares are registered with the SEC pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Park has filed all reports and proxy materials required to be filed by it with the SEC pursuant to the Exchange Act, except for any reports or proxy materials the failure to file which would not have a material adverse effect upon Park and its subsidiaries taken as a whole. All such filings, at the time of filing, complied in all material respects as to form and included all exhibits required to be filed under the applicable rules of the SEC. None of such documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (j) Brokers, Finders and Others. There are no fees or commissions of any sort whatsoever claimed by, or payable by Park to, any broker, finder, intermediary or any other similar person in connection with effecting this Agreement or the transactions contemplated hereby.

                  (k) Governmental Proceedings. No consent, approval, authorization of, or registration, declaration or filing with, any court, Governmental Authority or any other third party is required to be made or obtained by Park in connection with the execution, delivery or performance by Park of this Agreement or the consummation by Park of the transactions contemplated hereby, except for (A) filings of applications or notices, as applicable, with and the approval of certain federal banking authorities, (B) filings with the SEC and state securities authorities, (C) the filing of the appropriate certificate of merger with the Secretary of State pursuant to the OGCL and (D) receipt of the approvals set forth in Section 7.08. As of the date hereof, Park is not aware of any reason why the approvals set forth in Section 7.08 will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.08.

                  (l) Pooling. Neither Park nor any of its Subsidiaries has taken or permitted any action which would prevent the Merger from being accounted for as a pooling of interests.

                  (m) Park Information. None of the information relating to Park to be contained in the Registration Statement will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

                  (n) Year 2000. Neither Park nor any of its Subsidiaries has received, or has reason to believe that it will receive, a written rating of less than "satisfactory" on any Year 2000 Report of Examination of any Regulatory Authority. Park has disclosed to SNB a complete and accurate copy of its Year 2000 plan, including an estimate of the anticipated associated costs, for addressing the issues set forth in the statements of the FFIEC dated May 5, 1997, entitled "Year 2000 Project Management Awareness," and December 17, 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk," as such issues affect Park and its Subsidiaries, and such plan is in material compliance with the schedule set forth in the FFIEC statements.

                  (o) Deposit Insurance. The deposits of Park's bank subsidiaries are insured by the FDIC in accordance with the Federal Deposit Insurance Act and said banks have paid all assessments and filed all reports required by the Federal Deposit Insurance Act.

                  (p) Disclosure. No representation or warranty by Park contained in this Agreement, and no statement contained in any certificate or other document (including the Park Disclosure Schedule) furnished by Park to SNB pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein and therein not misleading, in the light of the circumstances under which they were made.

                                  ARTICLE FIVE
                            FURTHER COVENANTS OF SNB

                  5.01.    OPERATION OF BUSINESS

                  SNB covenants with Park that throughout the period from the date of this Agreement to and including the Closing:

                  (a) Conduct of Business. SNB's business and the business of the Bank will be conducted only in the ordinary and usual course consistent with past practice. Without the written consent of Park, SNB shall not
                           (i) take any action which would be inconsistent with any representation or warranty of SNB set forth herein or which would cause a breach of any such representation or warranty if made at or immediately following such action; or (ii) engage in any lending activities other than in the ordinary course of business consistent with past practice. SNB shall send to Park via facsimile transmission a copy of all loan presentations made to the Board of Directors of SNB at the same time as such presentations are transmitted to such Board and all other proposals for loans in excess of $500,000. SNB shall consult with Park prior to (x) hiring any full-time officer, other than replacement employees for positions then existing and (y) purchasing any investment securities.

                  (b) Changes in Business and Capital Structure. Except with the consent of Park or as provided for by this Agreement, SNB will not, and will cause the Bank not to:

                           (i) sell, transfer, mortgage, pledge or subject to any lien or otherwise encumber any of the assets of SNB or the Bank, tangible or intangible, except in the ordinary course of business for full and fair consideration actually received;

                           (ii) make any capital expenditure or capital additions or betterments (other than expenditures of up to $157,000 in respect of computer equipment which was previously approved by the Bank as a planned capital expenditure for 2000) which, in the aggregate, exceed $40,000;

                           (iii) become bound by, enter into, or perform any material contract, commitment or transaction which is other than in the ordinary course of its business or which would cause or result in its being unable to perform its obligations under this Agreement;

                           (iv) declare, pay or set aside for payment any dividends or make any distributions on its capital shares issued and outstanding other than (A) semi-annual cash dividends on SNB Shares in an amount not to exceed $4.00 per share, with record and payment dates as indicated in Section 7.09 of this Agreement, and (B) those payable by the Bank to SNB, in each case which are consistent with the past practices of SNB and the Bank; except that SNB may declare in 2000 and pay in 2000, in lieu of semi-annual dividends, quarterly dividends provided the amount per share per quarter is less than $3.49;

                           (v) purchase, redeem, retire or otherwise acquire any of its capital shares;

                           (vi) issue or grant any option or right to acquire any of its capital shares or effect, directly or indirectly, any stock split, recapitalization, combination, exchange of shares, readjustment or other reclassification;

                           (vii) amend its articles of incorporation, constitution, regulations or by-laws;

                           (viii) merge or consolidate with any other person or otherwise reorganize except for the Merger;

                           (ix) acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity;

                           (x) enter into, establish, adopt or amend any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any Director, Officer or Employee of SNB or the Bank, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable there-under; provided, however, that SNB may (A) take such actions in order to satisfy either applicable law or contractual obligations existing as of the date hereof and disclosed in the SNB Disclosure Schedule or regular annual renewals of insurance contracts; and
                                    (B) terminate its Defined Contribution
                                    Retirement Plan at any time before the
                                    Effective Time, with benefit distributions deferred until the IRS issues a favorable determination with respect to the terminating plan's tax-qualified status upon termination and with SNB and Park to cooperate in good faith to apply for such approval and to agree upon associated plan termination amendments that shall, among other things, provide for the application of all assets of a terminating plan for its participants, and allow plan participants not only to receive lump-sum distributions of their benefits but also to transfer those benefits to the Park National Corporation Employee's Voluntary Salary Deferral Plan and Trust maintained for employees of Park and its Subsidiaries;

                           (xi) pay any general wage or salary increase, other than normal pay increases consistent with past practices, or enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any Officer, Director or Employee, except, in each case, for changes which are required by applicable law or to satisfy contractual obligations existing as of the date hereof and disclosed in the SNB Disclosure Schedule;

                           (xii) enter into or terminate any contract requiring the payment or receipt of $15,000 or more in any 12-month period or amend or modify in any material respect any of its existing material contracts;

                           (xiii) incur any indebtedness for money borrowed or incur any material obligation or liability other than in the ordinary course of business;

                           (xiv) take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying (A) for "pooling-of-interest" accounting treatment or (B) as a reorganization within the meaning of Section 368(a) of the Code;

                           (xv) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

                           (xvi) waive or cancel any right of material value or material debts, except in the ordinary course of business consistent with past practices;

                           (xvii) take any action that would result in (A) any of its representations or warranties contained in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time,
                                    (B) any of the conditions to the Merger set forth in Article Eight not being satisfied or (C) a violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation;

                           (xviii) cause any material adverse change in the amount or general composition of deposit liabilities;

                           (xix) make any material investment (except in the ordinary course of business); or

                           (xx) enter into any agreement to do any of the foregoing.

                  (c) Maintenance of Property. SNB and the Bank will use their commercially reasonable efforts to maintain and keep their respective property and facilities in their present condition and working order, ordinary wear and tear excepted.

                  (d) Performance of Obligations. SNB and the Bank will perform all of their obligations under all agreements relating to or affecting their properties, rights and business, except where nonperformance would not have a material adverse effect on SNB or the Bank.

                  (e) Maintenance of Business Organization. SNB will, and will cause the Bank to, use their commercially reasonable efforts to maintain and preserve their respective business organizations intact; to retain present key employees; and to maintain the respective relationships of customers, suppliers and others having business relationships with them. SNB will not, and will cause the Bank not to, take any action or omit to take any action which would terminate or enable any Employee of SNB or the Bank to terminate his employment or employment agreement without cause and continue thereafter to receive compensation.

                  (f) Insurance. SNB and the Bank will maintain insurance coverage with reputable insurers, which in respect of amounts, premiums, types and risks insured, were maintained by them at the Balance Sheet Date, and upon the renewal or termination of such insurance, SNB and the Bank will use commercially reasonable best efforts to renew or replace such insurance coverage with reputable insurers, which in respect of amounts, premiums, types and risks insured or maintained by them at the Balance Sheet Date.

                  (g) Access to Information. SNB will, and will cause the Bank to, take all action necessary to (i) afford the officers and designated representatives of Park full access during normal business hours upon reasonable notice to all of SNB's and the Bank's properties (including for purposes of inspection and investigation for soil and groundwater tests), books, records, tax returns and reports, financial statements, contracts and commitments, and any work papers relating to any of the foregoing; (ii) furnish to Park all such documents, copies of documents, and information (A) concerning compliance and/or noncompliance with Environmental Laws and with respect to the past, present or suspected future presence of Hazardous Substances on the SNB Real Properties, and Bank Real Estate Collateral, including but not limited to environmental audit and Phase I reports, and (B) concerning SNB's and the Bank's affairs as Park may reasonably request; (iii) afford full access to Park to SNB's and the Bank's Officers, Directors, Employees and agents in order that Park may have full opportunity to make such investigation as it shall desire to make of the business and affairs of SNB and the Bank; and (iv) authorize Park's representatives to inquire of government agencies, and inspect the files of those agencies, with respect to the environment conditions on and about the SNB Real Properties and Bank Real Estate Collateral. During the period from the date of this Agreement to the Effective Time, SNB shall promptly furnish Park with copies of all monthly and other interim financial statements produced in the ordinary course of business as the same shall become available.

                  (h) Payment of Taxes. SNB shall, and shall cause the Bank to, timely file all Tax Returns, required to be filed on or before the Closing Date, and pay any Tax shown on such Tax Returns to be due.

                  (i) Risk Management. Except as required by applicable law or regulation, neither SNB nor Bank shall (i) implement or adopt any material change in its interest rate risk management and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risks; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

                  5.02.    NOTIFICATION

                  Between the date of this Agreement and the Closing Date, SNB will promptly notify Park in writing if SNB becomes aware of any fact or condition that (a) causes or constitutes a breach of any of its representations and warranties or (b) would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the SNB Disclosure Schedule, SNB will promptly deliver to Park a supplement to the SNB Disclosure Schedule specifying such change ("Updated SNB Disclosure Schedule"). During the same period, SNB will promptly notify Park of
(i) the occurrence of any breach of any of its covenants contained in this Agreement, (ii) the occurrence of any event that may make the satisfaction of the conditions in this Agreement impossible or unlikely or (iii) the occurrence of any event that is reasonably likely, individually or taken with all other facts, events or circumstances known to it, to result in a material adverse effect with respect to it. In addition, if at any time prior to the Effective Time, any event or circumstances relating to SNB or any of its Officers or Directors should be discovered which should be set forth in an amendment to the Registration Statement or a supplement to the SNB Proxy Statement, SNB shall promptly inform Park.

                  5.03.    SHAREHOLDER APPROVAL

                  SNB covenants that:

                  (a) The Board of Directors of SNB will recommend the adoption of this Agreement and the approval of the transactions contemplated hereby to the shareholders of SNB, subject to that Board's fiduciary obligations under Ohio law, as determined in good faith after consultation with and based upon advise of independent legal counsel.

                  (b) SNB will call a meeting of its shareholders (the "SNB Meeting") to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of adopting this Agreement and approving the transactions contemplated hereby and will, subject to the provisions of Sections 5.03(a) and 5.04(a), use its best efforts to effect such adoption and approval. SNB will prepare appropriate proxy solicitation materials in respect of the SNB Meeting, which materials will include a proxy statement of SNB (the "SNB Proxy Statement") and which will be a part of the Registration Statement to be submitted by Park to the SEC pursuant to Section 7.07 of this Agreement.


                  5.04.    ACQUISITION PROPOSALS

                  From and after the date hereof, SNB will not, directly or indirectly, through any of its Officers, Directors, Employees, agents or advisors, (i) solicit or initiate or knowingly encourage, including by means of furnishing information, any proposals, offers or inquiries from any person relating to any acquisition or purchase of 20% or more of the outstanding shares of any class of voting securities of, or 20% or more of the assets or deposits of, SNB or the Bank, or any merger, tender or exchange offer, consolidation or business combination involving, SNB or the Bank (an "Acquisition Proposal") or
(ii) unless the directors of SNB determine in good faith that such action is required for them to fulfill their fiduciary duties and obligations to the SNB shareholders under Ohio law as advised by counsel to SNB and SNB gives prior notice to Park of such action (in which event SNB may furnish information), engage in negotiations with or disclose any nonpublic information relating to SNB or the Bank or afford access to the SNB Real Properties, or the books or records of SNB or the Bank to any person that may be considering or has made an Acquisition Proposal. SNB shall promptly (within 24 hours) notify Park, orally and in writing, if any such proposal, offer, inquiry or contact is made and shall, in any such notice, indicate the identity and terms and conditions of any proposal or offer, or any such inquiry or contact. SNB shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Park with respect to any Acquisition Proposal and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal.

                  5.05.    DELIVERY OF INFORMATION

                  SNB will promptly furnish to Park all information requested by Park regarding SNB's assets, properties, business, affairs, operations, condition (financial or otherwise), prospects and corporate organization as shall be required by the rules and regulations under the Securities Act or by the SEC for inclusion in the Registration Statement described in Section 7.07 and shall otherwise reasonably assist Park in the preparation and filing of such Registration Statement.

                  5.06.    AFFILIATES COMPLIANCE WITH THE SECURITIES ACT

                  (a) In the SNB Disclosure Schedule and no later than the 15th day prior to the mailing of the SNB Proxy Statement, SNB shall deliver to Park a schedule of all persons whom SNB reasonably believes are, or are likely to be, as of the date of the SNB Meeting, deemed to be "affiliates" of SNB as that term is used in Rule 145 under the Securities Act and/or Accounting Series Releases 130 and 135, as amended, of the SEC (the "Rule 145 Affiliates"). Thereafter and until the Effective Time, SNB shall identify to Park each additional person whom it reasonably believes to have thereafter become a Rule 145 Affiliate.

                  (b) SNB shall use its diligent efforts to cause each person who is identified as a Rule 145 Affiliate pursuant to clause (a) above (who has not executed and delivered the same concurrently with the execution of this Agreement) to execute and deliver to Park on or before the date of mailing of the SNB Proxy Statement, a written agreement, substantially in the form of Exhibit A attached hereto. Because the Merger is intended to qualify for "pooling-of-interests" accounting treatment, the Park Shares received by such Rule 145 Affiliates in the Merger shall not be transferable from 30 days before the Effective Time until such time as financial results covering at least 30 days of post-Merger operations have been published within the meaning of

                           Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such Rule 145 Affiliate has provided the written agreement referred to in this Section, and the certificates representing such Park Shares will bear an appropriate restrictive legend.

                  5.07.    TAKEOVER LAWS

                  SNB shall take all necessary steps to (a) exempt (or cause the continued exemption of) this Agreement and the Merger from the requirements of any Takeover Law and from any provisions under its articles of incorporation and regulations, as applicable, by action of the Board of Directors of SNB or otherwise, and (b) assist in any challenge by Park to the validity, or applicability to the Merger, of any Takeover Law.

                  5.08     SNB STOCK OPTIONS

                  The sole holder of outstanding SNB Stock Options shall exercise all SNB Stock Options held by such holder no later than the date on which the shareholders of SNB adopt this Agreement.

                                   ARTICLE SIX
                            FURTHER COVENANTS OF PARK

                  6.01.    CURRENT INFORMATION

                  Park shall furnish to SNB promptly after such documents are available: (a) all reports, proxy statements or other communications by Park to its shareholders generally; and (b) all press releases relating to any transactions.

                  6.02.    OPPORTUNITY OF EMPLOYMENT; EMPLOYEE BENEFITS

                  The existing employees of SNB and the Bank shall have the opportunity to continue as employees of Park or one of its Subsidiaries, at the Effective Time; subject, however, to the right of Park and its Subsidiaries to terminate any such employees for "cause." It is understood and agreed that nothing in this Section 6.02 or elsewhere in this Agreement shall be deemed to be a contract of employment or be construed to give said employees any rights other than as employees at will under applicable law and said employees shall not be deemed to be third-party beneficiaries of this provision. From and after the Effective Time, SNB and Bank employees shall continue to participate in the SNB Compensation and Benefit Plans (other than the SNB Stock Option Plan) in effect at the Effective Time unless and until Park, in its sole discretion, shall determine that SNB and Bank employees shall, subject to applicable eligibility requirements, participate in employee benefit plans of Park and that all or some of the SNB Compensation and Benefit Plans shall be terminated or merged into certain employee benefit plans of Park. Notwithstanding the foregoing, each SNB employee and each Bank employee shall be credited with years of service with SNB, the Bank and, to the extent credit would have been given by SNB or the Bank for years of service with a predecessor (including any business organization acquired by the Bank), years of service with a predecessor of the Bank, for purposes of eligibility and vesting (but not for benefit accrual purposes) in the employee benefit plans of Park, and shall not be subject to any exclusion or penalty for pre-existing conditions that were covered under SNB's Compensation and Benefit Plans immediately prior to the Effective Time, or to any waiting period relating to such coverage. If, after the Effective Time, Park adopts a new plan or program for its employees or executives, then to the extent its employees or executives receive past service credits for any reason, Park shall credit similarly-situated employees and executives of SNB and the Bank with equivalent credit for service with SNB, the Bank or the Bank's predecessors, to the extent that years of service credit would have been given by SNB or the Bank for years of service with a predecessor of the Bank. The foregoing covenants shall survive the Merger, and Park shall before the Effective Time adopt resolutions that amend its tax-qualified retirement plans to provide for the SNB and Bank service credits referenced herein.

                  6.03.    AMEX LISTING

                  Park shall file a listing application with AMEX for the Park Shares to be issued to the former holders of SNB Shares in the Merger at the time prescribed by applicable rules and regulations of AMEX. In addition, Park will use its best efforts to maintain its listing on AMEX.

                  6.04.    TAKEOVER LAWS

                  Park shall take all necessary steps to (a) exempt (or cause the continued exemption of) this Agreement and the Merger from the requirements of any Takeover Law and from any provisions under its Articles of Incorporation and Regulations, as applicable, by action of the Board of Directors of Park or otherwise, and (b) assist in any challenge by SNB to the validity, or applicability to the Merger, of any Takeover Law.

                  6.05.    NOTIFICATION

                  Between the date of this Agreement and the Closing Date, Park will promptly notify SNB in writing if Park becomes aware of any fact or condition that (a) causes or constitutes a breach of any of its representations and warranties, or (b) would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Park Disclosure Schedule, Park will promptly deliver to SNB a supplement to the Park Disclosure Schedule specifying such change ("Updated Park Disclosure Schedule"). During the same period, Park will promptly notify SNB of
(i) the occurrence of any breach of any of its covenants contained in this Agreement or (ii) the occurrence of any event that may make the satisfaction of the conditions in this Agreement impossible or unlikely.

                  6.06     OFFICERS' AND DIRECTORS' INDEMNIFICATION

                  (a) Following the Effective Time, Park shall indemnify, defend and hold harmless the present Directors, Officers and Employees of SNB and the Bank (each, an "Indemnified Party") against costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that SNB or the Bank is required to indemnify (and advance expenses to) an Indemnified Party under the laws of the State of Ohio and the articles of incorporation and regulations of SNB and the articles of association and by-laws of the Bank, to the extent applicable to the particular Indemnified Party, as in effect on the date hereof; provided that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Ohio law, the articles of incorporation and regulations of SNB or the articles of association and by-laws of the Bank shall be made by the court in which the claim, action, suit or proceeding was brought or by independent counsel (which shall not be counsel that provides material services to Park) selected by Park and reasonably acceptable to such Indemnified Party.

                  (b) For a period of six years from the Effective Time, Park shall use its reasonable best efforts to provide that portion of directors' and officers' liability insurance that serves to reimburse the present and former Officers and Directors of SNB or the Bank (determined as of the Effective Time) (as opposed to SNB) with respect to claims against such Directors and Officers arising from facts or events which occurred before the Effective Time, on terms no less favorable than those in effect on the date hereof; provided, however, that Park may substitute therefor policies providing at least comparable coverage containing terms and conditions no less favorable than those in effect on the date hereof; provided, however that in no event shall Park be required to expend more than 200 percent of the current amount expended by SNB (the "Insurance Amount") to maintain or procure such directors' and officers' liability insurance coverage; provided, further that if Park is unable to maintain or obtain the insurance called for by this Section 6.06(b), Park shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; and provided, further, that Officers and Directors of SNB or the Bank may be required to make application and provide customary representations and warranties to Park's insurance carrier for the purpose of obtaining such insurance.

                  (c) Any Indemnified Party wishing to claim indemnification under Section 6.06(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Park thereof; provided that the failure so to notify shall not affect the obligations of Park under
                           Section 6.06(a) unless and to the extent that Park is actually prejudiced as a result of such failure.

                  (d) If Park or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of Park shall assume the obligations set forth in this Section 6.06.


                                  ARTICLE SEVEN
                       FURTHER OBLIGATIONS OF THE PARTIES

                  7.01.    NECESSARY FURTHER ACTION

                  Each of SNB and Park agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all necessary actions and execute all additional documents, agreements and instruments required to consummate the transactions contemplated in this Agreement.

                  7.02.    COOPERATIVE ACTION

                  Subject to the terms and conditions of this Agreement, each of SNB and Park agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all further actions and execute all additional documents, agreements and instruments which may be reasonably required, in the opinion of counsel for SNB and counsel for Park, to satisfy all legal requirements of the State of Ohio and the United States, so that this Agreement and the transactions contemplated hereby will become effective as promptly as practicable.

                  7.03.    SATISFACTION OF CONDITIONS

                  Park and SNB shall each use its reasonable best efforts to satisfy all of the conditions to this Agreement and to cause the consummation of the transactions described in this Agreement, including making all governmental applications, notices and filings and taking all steps to secure promptly all government consents, rulings and approvals which are necessary for the performance by each party of each of its obligations under this Agreement and the transactions contemplated hereby.

                  7.04.    ACCOUNTING AND TAX TREATMENT

                  Each of SNB and Park agrees not to take any actions subsequent to the date of this Agreement that would adversely affect the ability of the Surviving Corporation to treat the Merger as a "pooling-of-interests" in accordance with GAAP or SNB or the shareholders of SNB to characterize of the Merger as a tax-free reorganization under Section 368(a) of the Code. Each of SNB and Park agrees to take such action as may be reasonably required, if such action may be reasonably taken to reverse the impact of any past actions which would adversely impact the ability of the Surviving Corporation to treat the Merger as a "pooling-of-interests" for accounting purposes or for the Merger to be characterized as a tax-free reorganization under Section 368(a) of the Code.

                  7.05.    CONFIDENTIALITY

                  Each of SNB and Park agrees that it will not, and will cause its representatives not to, use any confidential information obtained pursuant to this Agreement (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Agreement (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (a) was already known to such party, (b) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (c) is disclosed with the prior written approval of the party to which such information pertains or
(d) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto, to be returned to the party which furnished the same.

                  7.06.    PRESS RELEASES

                  Each of Park and SNB shall not make any press release or other public announcement concerning the transactions contemplated by this Agreement without the consent of the other party hereto as to the form and contents of such press release or announcement, except to the extent that such press release or announcement may be required by law or AMEX rules to be made before such consent can be obtained.

                  7.07.    REGISTRATION STATEMENT

                  (a) Park agrees to prepare pursuant to all applicable laws, rules and regulations a registration statement on Form S-4 (the "Registration Statement") to be filed by Park with the SEC in connection with the issuance of Park Shares in the Merger (including the SNB Proxy Statement constituting a part thereof and all related documents). SNB agrees to cooperate, and to cause the Bank to cooperate, with Park, its counsel and its accountants, in the preparation of the Registration Statement and the SNB Proxy Statement; and provided that SNB and the Bank have cooperated as required above, Park agrees to file the Registration Statement, which will include the SNB Proxy Statement and a prospectus in respect of the Park Shares to be issued in the Merger (together, the "Proxy/Prospectus") with the SEC as promptly as reasonably practicable. Each of SNB and Park agrees to use all reasonable efforts to cause the Registration Statement including the Proxy/Prospectus to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. Park also agrees to use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. SNB agrees to furnish to Park all information concerning SNB, the Bank and the Officers, Directors and shareholders of SNB and the Bank as may be reasonably requested in connection with the foregoing.

                  (b) Each of SNB and Park agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to the SNB shareholders and at the time of the SNB Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under where they were made not misleading. Each of SNB and Park further agrees, if it shall become aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the Registration Statement and the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Registration Statement and the Proxy Statement/Prospectus.

                  (c) Park agrees to advise SNB, promptly after Park receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Park Shares for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

                  7.08.    REGULATORY APPLICATIONS

                  Park and SNB and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to timely effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each of Park and SNB shall have the right to review in advance, and to the extent practicable, each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, and shall be provided in advance so as to reasonably exercise its right to review in advance, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of material matters relating to completion of the transactions contemplated hereby. Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or of its Subsidiaries to any third party or Governmental Authority.

                  7.09.    DIVIDENDS

                  After the date of this Agreement, each of SNB and Park shall coordinate with the other the payment of dividends with respect to the SNB Shares and the Park Shares and the record dates and payment dates relating thereto, it being the intention of the parties hereto that the former holders of SNB Shares shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their SNB Shares and/or the Park Shares that any such holder receives in exchange for such SNB Shares in the Merger.

                  7.10.    SUPPLEMENTAL ASSURANCES

                  (a) On the date the Registration Statement becomes effective and on the Closing Date, SNB shall deliver to Park a certificate signed by its principal executive officer and its principal financial officer to the effect, to such officers' knowledge that the information contained in the Registration Statement relating to the business and financial condition and affairs of

                           SNB, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made.

                  (b) On the date the Registration Statement becomes effective and on the Closing Date, Park shall deliver to SNB a certificate signed by its chief executive officer and its chief financial officer to the effect, to such officer's knowledge, that the Registration Statement (other than the information contained therein relating to the business and financial condition and affairs of SNB) does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made.

                                  ARTICLE EIGHT
             CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES

                  8.01.    CONDITIONS TO THE OBLIGATIONS OF PARK

                  The obligations of Park under this Agreement shall be subject to the satisfaction, or written waiver by Park prior to the Closing Date, of each of the following conditions precedent:

                  (a) The representations and warranties of SNB set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were also made as of the Closing Date, except (i) that those representations and warranties that by their terms speak as of a specific date shall be true and correct as of such date and (ii) where the failure to be so true and correct would not, individually or in the aggregate, have or be reasonably likely to have a material adverse effect on SNB and the Bank; and Park shall have received a certificate, dated the Closing Date, signed on behalf of SNB by the chief executive officer and the chief financial officer of SNB to such effect.

                  (b) SNB shall have performed in all material respects all of its covenants and obligations under this Agreement to be performed by it on or prior to the Closing Date, including those relating to the Closing, and Park shall have received a certificate, dated the Closing Date, signed on behalf of SNB by the chief executive officer and the chief financial officer of SNB to such effect.

                  (c) In the aggregate, an amount of less than ten percent (10%) of the number of Park Shares to be issued in the Merger shall be (i) subject to purchase as fractional Park Share interests, and (ii) Dissenting Shares in connection with the Merger contemplated by this Agreement.

                  (d) Park shall have received the written opinion of its counsel, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger constitutes a tax-free reorganization within the meaning of Section 368(a) of the Code. In rendering its opinion, counsel to Park will require and rely upon representations contained in letters from Park and SNB.

                  (e) Park shall have received the written opinion of Thompson, Hine & Flory LLP, counsel to SNB, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth in the opinion, (i) SNB is a corporation duly organized and in good standing under the laws of the state of Ohio, (ii) this Agreement has been duly approved by the Board of Directors of SNB and duly adopted by the shareholders of SNB, (iii) this Agreement has been duly executed by SNB and constitutes a binding obligation on SNB enforceable in accordance with its terms against SNB, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws relating to or affecting the enforcement of creditors' rights generally, by general equitable principles, regardless of whether enforceability is considered in a proceeding in equity or at law and an implied covenant of good faith and fair dealing, and
                           (iv) that upon the filing of the certificate of merger with the Secretary of State, the Merger shall become effective.

                  (f) Park shall have received a copy of a statement, issued by SNB pursuant to Section 1.897-2(h) of the regulations issued under the Code, certifying that the SNB Shares are not an U.S. real property interest and dated not more than thirty days prior to the Closing Date.

                  8.02.    CONDITIONS TO THE OBLIGATIONS OF SNB

                  The obligations of SNB under this Agreement shall be subject to satisfaction, or written waiver by SNB prior to the Closing Date, of each of the following conditions precedent:

                  (a) The representations and warranties of Park set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were also made as of the Closing Date, except (i) that representations and warranties that by their terms speak as of a specific date shall be true and correct as of such date and
                           (ii) where the failure to
                           be so true and correct would not, individually or in the aggregate, have or be reasonably likely to have a material adverse effect on Park and its subsidiaries taken as a whole; and SNB shall have received a certificate, dated the Closing Date, signed on behalf of Park by the chief executive officer and the chief financial officer to such effect.

                  (b) Park shall have performed in all material respects all of its covenants and obligations under this Agreement to be performed by it on or prior to the Closing Date, including those related to the Closing, and SNB shall have received a certificate, dated the Closing Date, signed on behalf of Park by the chief executive officer and the chief financial officer to such effect.

                  (c) SNB shall have received a letter from McDonald Investments, Inc., dated as of the date of the SNB Proxy Statement, to the effect that, in its opinion as of such date, the consideration to be received by the SNB shareholders in the Merger is fair to the shareholders of SNB from a financial point of view.

                  (d) SNB shall have received the written opinion of counsel to Park, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger constitutes a tax-free reorganization within the meaning of Section 368(a) of the Code, and (ii) no gain or loss will be recognized by shareholders of SNB who receive Park Shares in exchange for SNB Shares, and cash in lieu of fractional Park Share interests, other than the gain or loss to be recognized as to cash received in lieu of fractional Park Share interests. In rendering its opinion, counsel to Park will require and rely upon representations contained in letters from SNB and Park.

                  (e) SNB shall have received the written opinion of Vorys, Sater, Seymour and Pease LLP, counsel to Park, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth in the opinion, (i) Park is a corporation in good standing under the laws of the State of Ohio; (ii) this Agreement has been duly executed by Park and constitutes the binding obligation of Park, enforceable in accordance with its terms against Park, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing; (iii) the Park Shares to be issued as Merger Shares, when issued, shall be duly authorized, fully paid and non-assessable; and (iv) upon the filing of the appropriate certificate of merger with the Secretary of State, the Merger shall become effective.

                  8.03.    MUTUAL CONDITIONS

                  The obligations of SNB and Park under this Agreement shall be subject to the satisfaction, or written waiver by Park and SNB prior to the Closing Date, of each of the following conditions precedent:

                  (a) The shareholders of SNB shall have duly adopted this Agreement by the required vote.

                  (b) All regulatory approvals required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals or statute, rule or order shall contain any conditions, restrictions or requirements which Park reasonably determines would either before or after the Effective Time (i) have a material adverse effect on Park and its Subsidiaries take as a whole after giving effect to the consummation of the Merger; or (ii) prevent Park from realizing the major portion of the economic benefits of the Merger and the transactions contemplated thereby that Park currently anticipates obtaining.

                  (c) No Government Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, threatened, commenced a proceeding with respect to or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) prohibiting or delaying consummation of the transactions contemplated by this Agreement.

                  (d) The Registration Statement shall have become effective under the Securities Act and no stop order or similar restraining order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated or, to the knowledge of the parties, threatened by the SEC.

                  (e) Park shall have received all state securities and "blue sky" permits and other authorizations and approvals necessary to consummate the Merger and the transactions contemplated hereby and no order restraining the ability of Park to issue Park Shares pursuant to the Merger shall have been issued and no proceedings for that purpose shall have been initiated or threatened by any state securities administrator.

                  (f) Park and SNB shall have received from Ernst & Young LLP, a letter dated the Closing Date, stating its opinion that, based upon the information furnished, the Merger shall qualify for pooling-of-interests accounting treatment.

                  (g) The Park Shares to be issued in the Merger shall have been approved for listing on AMEX subject to official notice of issuance.



                                  ARTICLE NINE
                                     CLOSING

                  9.01.    CLOSING

                  The closing (the "Closing") of the transactions contemplated by this Agreement shall be held at the offices of Park, 50 North Third Street, Newark, Ohio 43055, commencing at 10:00 a.m., local time, on (a) the date designated by Park, which date shall not be earlier than the third business day to occur after the last of the conditions set forth in Article Eight shall have been satisfied or waived in accordance with the terms of this Agreement (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) or later than the last business day of the month in which such third business day occurs; provided, no such election shall cause the Closing to occur on a date after that specified in Section 11.01(b)(i) of this Agreement or after the date or dates on which any Regulatory Authority approval or any extension thereof expires, or (b) such other date to which the parties agree in writing. The date of the Closing is sometimes herein called the "Closing Date."

                  9.02.    CLOSING TRANSACTIONS REQUIRED OF PARK

                  At the Closing, Park shall cause all of the following to be delivered to SNB:

                  (a) A certificate of merger duly executed by Park in accordance with Section 1701.81 of the OGCL and in appropriate form for filing with the Secretary of State.

                  (b) The certificates of Park contemplated by Section 8.02(a) and (b) of this Agreement.

                  (c) Copies of resolutions adopted by the directors of Park, approving this Agreement and authorizing the consummation of the transactions described herein, accompanied by a certificate of the secretary or assistant secretary of Park, dated as of the Closing Date, and certifying (i) the date and manner of adoption of each such resolution; and (ii) that each such resolution is in full force and effect, without amendment, as of the Closing Date.

                  (d) The opinions of counsel to Park contemplated by Sections 8.02(d) and 8.02(e) of this Agreement.

                  9.03.    CLOSING TRANSACTIONS REQUIRED OF SNB

                  At the Closing, SNB shall cause all of the following to be delivered to Park:

                  (a) A certificate of merger duly executed by SNB in accordance with Section 1701.81 of the OGCL and in appropriate form for filing with the Ohio Secretary of State.

                  (b) The certificates of SNB contemplated by Sections 8.01(a) and (b) of this Agreement.

                  (c) Copies of all resolutions adopted by the directors and shareholders of SNB approving and adopting this Agreement and authorizing the consummation of the transactions described herein, accompanied by a certificate of the secretary or the assistant secretary of SNB, dated as of the Closing Date, and certifying (i) the date and manner of the adoption of each such resolution; and (ii) that each such resolution is in full force and effect, without amendment, as of the Closing Date.

                  (d) The opinion of counsel to SNB contemplated by Section 8.01(e) of this Agreement.

                  (e) The agreements referred to in Section 5.06 from each Rule 145 Affiliate.

                                   ARTICLE TEN
            NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

                  10.01.   NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
COVENANTS

                  The representations, warranties and covenants of Park and SNB set forth in this Agreement, or in any document delivered pursuant to the terms hereof or in connection with the transactions contemplated hereby, shall not survive the Closing and the consummation of the transactions referred to herein, other than covenants which by their terms are to survive or be performed after the Effective Time (including, without limitation, those set forth in Sections 6.02, 6.06, 7.04 and 7.05, this Article Ten and Article Twelve); except that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive Park (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either SNB or Park.

                                 ARTICLE ELEVEN
                                   TERMINATION

                  11.01.   TERMINATION

                  This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, whether prior to or after this Agreement has been approved by the shareholders of SNB:

                  (a) By mutual written agreement of SNB and Park duly authorized by action taken by or on behalf of their respective Boards of Directors;

                  (b) By either SNB or Park upon written notification to the non-terminating party by the terminating party:

                           (i) at any time after November 30, 2000 if the Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party;

                           (ii) if the approval of this Agreement by the shareholders of SNB ("SNB Shareholders' Approval") shall not be obtained by reason of the failure to obtain the requisite vote upon a vote held at a meeting of such shareholders, or any adjournment thereof, called therefor; or

                           (iii) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final non-appealable action of such Governmental Authority.

                  (c)      By Park by providing written notice to SNB:

                           (i)      if prior to the Closing Date, any
                                    representation and warranty of SNB shall have become untrue such that the condition set forth at Section 8.01(a) would not be satisfied and which breach has not been cured within 30 days following receipt by SNB of written notice of breach or is incapable of being cured during such time period; or

                           (ii) if SNB shall have failed to comply in any material respect with any covenant or agreement on the part of SNB contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply shall not have been cured within 30 days following receipt by SNB of written notice of such failure to comply or is incapable of being cured during such time period.

                  (d)      By SNB by providing written notice to Park:

                           (i)      if prior to the Closing Date, any
                                    representation and warranty of Park shall have become untrue such that the condition set forth at Section 8.02(a) would not be satisfied and which breach has not been cured within 30 days following receipt by Park of written notice of breach or is incapable of being cured during such time period;

                           (ii) if Park shall have failed to comply in any material respect with any covenant or agreement on the part of Park contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply shall not have been cured within 30 days following receipt by Park of written notice of such failure to comply or is incapable of being cured during such time period;

                           (iii) if the Board of Directors of SNB determines in good faith, based upon advice from outside counsel, that termination of this Agreement is required for the Board of Directors of SNB to comply with its fiduciary duties to shareholders imposed by law by reason of an Acquisition Proposal having been made and provided SNB complied with its obligations under Section 5.04 and provided further that SNB's ability to terminate pursuant to this subsection
                                    (d)(iii) is conditioned upon the prior
                                    payment by SNB to Park of any amounts owed by SNB to Park pursuant to Section 11.02(b); or

                           (iv)     if the Board of Directors of SNB so
                                    determines by a vote of a majority of the members of the entire Board, at any time during the three-day period commencing with the Determination Date (as defined below) if both of the following conditions are satisfied: (A) the Average Closing Price on the Determination Date shall be less than $85.71; and (B) the ratio of the Average Closing Price to the Starting Price (as defined below), rounded to the nearest one one-hundredth, shall be less than the number obtained by dividing the Final Index Price (as defined below) on the Determination Date by the Initial Index Price (as defined below) on the Starting Date (as defined below), rounded to the nearest one one-hundredth; except that the termination notice by SNB shall not be effective and this Agreement shall not be terminated by such notice if Park gives notice to SNB within five days after SNB's notice, that Park agrees that for purposes of calculating the Exchange Ratio, the number of Merger Shares shall be increased to the number determined by dividing $71,611,000 by the Average Closing Price.

                                    For purposes of this Section 11.01(d)(iv), the following terms shall have the meanings indicated:

                                    "Determination Date" shall mean the date on which the waiting period expires following the last required approval of a Governmental Authority with respect to the Merger.

                                    "Final Index Price" shall mean the sum of the Final Price for each company comprising the Index Group multiplied by the appropriate weighting.

                                    "Final Price," with respect to any company belonging to the Index Group, shall mean the average of the daily closing sales prices of a share of common stock of such company, as reported on the consolidated transactions reporting system for the market or exchange on which such common stock is principally traded, during the period of 20 trading days ending on the trading day prior to the Determination Date.

                                    "Index Group" shall mean the 17 bank holding companies listed below, the common stock of which shall be publicly traded and as to which there shall not have been a publicly announced proposal since the Starting Date and before the Determination Date for any such company to be acquired. In the event that the common stock of any such company ceases to be publicly traded or a proposal to acquire any such company is announced after the Starting Date and before the Determination Date, such company shall be removed from the Index Group, and the weights (which have been determined based on the number of outstanding shares of common stock and the market prices of such stock) attributed to the remaining companies shall be adjusted proportionately for purposes of determining the Final Index Price. The 17 bank holding companies and the weights attributed to them are as follows:


                                              BANK HOLDING COMPANY       TICKER      WEIGHTING
                                              --------------------       ------      ---------
                                    First Merit Corporation               FMER         5.882%
                                    Provident Financial Group Inc.        PFGI         5.882%
                                    Old National Bancorp                  OLDB         5.882%



                                              BANK HOLDING COMPANY       TICKER      WEIGHTING
                                              --------------------       ------      ---------
                                    Citizens Banking Corporation          CBCF         5.882%
                                    Sky Financial Group Inc.              SKYF         5.882%
                                    Republic Bancorp Inc.                 RBNC         5.882%
                                    First Financial Bancorp.              FFBC         5.882%
                                    1st Source Corporation                SRCE         5.882%
                                    National City Bancshares, Inc.        NCBE         5.882%
                                    Chemical Financial Corporation        CHFC         5.882%
                                    Irwin Financial Corporation           IRWN         5.882%
                                    Second Bancorp, Incorporated          SECD         5.882%
                                    First Merchants Corporation           FRME         5.882%
                                    BancFirst Ohio Corp.                  BFOH         5.882%
                                    Capitol Bancorp Ltd.                  CBCL         5.882%
                                    Independent Bank Corporation          IBCP         5.882%
                                    Peoples Bancorp Inc.                  PEBO         5.882%

                                    "Index Price," on a given date, shall mean the weighted average (weighted in accordance with the factors listed above) of the closing prices on such date of the common stocks of the companies comprising the Index Group.

                                    "Initial Index Price" shall mean the sum of each per share closing price of the common stock of each company comprising the Index Group multiplied by the applicable weighting, as such prices are reported on the consolidated transactions reporting system for the market or exchange on which such common stock is principally traded on the Starting Date.

                                    "Starting Date" shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

                                    "Starting Price" shall mean the closing
                                    price of a Park Share on AMEX (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source) on the Starting Date.

                                    If any company belonging in the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 11.01(d)(iv).

                  11.02.   EFFECT OF TERMINATION.

                  (a) If this Agreement is validly terminated by either SNB or Park pursuant to Section 11.01, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of either SNB or Park, except (i) that the provisions of Sections 5.04, 7.05, 7.06, 7.07(b) and 12.07 and this Section
                           11.02 will continue to apply following any such termination, (ii) that nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement and (iii) as provided in paragraph (b) below.

                  (b) In the event that any person or group shall have made an Acquisition Proposal and thereafter (i) this Agreement is terminated by SNB pursuant to Section 11.01(d)(iii) or (ii) this Agreement is terminated for any other reason (other than by reason of a breach of this Agreement by Park or termination by either party pursuant to 11.01(b)(iii)) and, in the case of this clause (ii) only, a definitive agreement with respect to such Acquisition Proposal is executed within one year after such termination, then SNB shall pay to Park, by wire transfer of same day funds, either on the date contemplated in Section 11.01(d)(iii) if applicable, or otherwise, within two
                           (2) business days after such amount becomes due, a termination fee of $2,000,000.

                  (c) In the event of a termination of this Agreement pursuant to which a payment is made in full compliance with Section 11.02(b), the receipt of such payment shall serve as liquidated damages with respect to any breach of this Agreement by the party who has made such payment giving rise to such termination, and the receipt of any such payment shall be the sole and exclusive remedy (at law or in equity) with respect to any such breach. In the event any action, suit, proceeding or claim is commenced or asserted by a party against another party and/or any director or officer of such other party relating, directly or indirectly, to this Agreement, it is expressly agreed that no party shall be entitled to obtain any punitive, exemplary, treble, or consequential damages of any type under any circumstances in connection with such action, suit, proceeding or claim, regardless of whether such damages may be available under law, the parties hereby waiving their rights, if any, to recover any such damages in connection with any such action, suit, proceeding or claim.

                                 ARTICLE TWELVE
                                  MISCELLANEOUS

                  12.01.   NOTICES

                  All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be given in writing and shall be deemed to have been given if delivered by hand, by express service, telecopied (with confirmation of receipt) or sent by certified mail, postage prepaid, return receipt requested, to the following addresses:

                           If to SNB, to:

                           SNB Corp.
                           499 S. Broadway
                           Greenville, OH  45331
                           Attention:  President
                           Facsimile Number:  (937) 548-2139

                           with a copy to:

                           Thompson Hine & Flory LLP
                           2000 Courthouse Plaza, N.E.
                           Dayton, OH  45402
                           Attention:  Joseph M. Rigot
                           Facsimile Number:  (937) 443-6635

                           If to the Corporation, to:

                           Park National Corporation
                           50 North Third Street
                           Newark, Ohio  43055
                           Attention:  C. Daniel DeLawder
                           Facsimile Number:  (740) 349-3765

                           with a copy to:

                           Vorys, Sater, Seymour and Pease LLP
                           52 East Gay Street
                           P.O. Box 1008
                           Columbus, OH  43216-1008
                           Attention:  Elizabeth Turrell Farrar
                           Facsimile Number:  (614) 719-4708

Any party to this Agreement may, by notice given in accordance with this section, designate a new address for notices, requests, demands and other communications to such party.

                  12.02.   COUNTERPARTS

                  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be a duplicate original, but all of which taken together shall be deemed to constitute a single instrument.

                  12.03.   ENTIRE AGREEMENT

                  This Agreement (including each exhibit and schedule provided pursuant hereto) represents the entire agreement between the parties hereto in respect of the subject matter of this Agreement and supersedes any and all prior and contemporaneous agreements between the parties hereto in connection with the subject matter of this Agreement.

                  12.04.   SUCCESSORS AND ASSIGNS

                  This Agreement shall inure to the benefit of and be binding upon the respective successors and assigns (including successive, as well as immediate, successors and assigns) of the parties hereto. This Agreement may not be assigned by either party hereto without the prior written consent of the other party.

                  12.05.   CAPTIONS

                  The captions contained in this Agreement are included only for convenience of reference and do not define, limit, explain or modify this Agreement or its interpretation, construction or meaning and are in no way to be construed as part of this Agreement.

                  12.06.   GOVERNING LAW

                  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio, without giving effect to principles of conflicts or choice of laws (except to the extent that mandatory provisions of Federal law are applicable).

                  12.07.   PAYMENT OF FEES AND EXPENSES

                  Except as otherwise agreed in writing, each party hereto shall pay all costs and expenses, including legal and accounting fees, and all expenses relating to its performance of, and compliance with, its undertakings herein, except that printing and mailing expenses shall be shared equally between SNB and Park. All fees to be paid to Regulatory Authorities and the SEC in connection with the transactions contemplated by this Agreement shall be borne by Park.

                  12.08.   AMENDMENT

                  From time to time and at any time prior to the Effective Time, this Agreement may be amended only by an agreement in writing executed in the same manner as this Agreement, after authorization of such action by the Boards of Directors of the Constituent Corporations; except that after the SNB Meeting, this Agreement may not be amended if it would violate the OGCL or the federal securities laws.

                  12.09.   WAIVER

                  The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

                  12.10.   DISCLOSURE SCHEDULES

                  In the event of any inconsistency between the statements in the body of this Agreement and those in the respective Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

                  12.11.   NO THIRD-PARTY RIGHTS

                  Except as specifically set forth herein, nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

                  12.12.   WAIVER OF JURY TRIAL

                  Each of the parties hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

                  12.13.   SEVERABILITY

                  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

                  IN WITNESS WHEREOF, this Agreement and Plan of Merger has been executed on behalf of Park National Corporation and SNB Corp. to be effective as of the date set forth in the first paragraph above.

ATTEST:                                 PARK NATIONAL CORPORATION


____________________________            By:______________________________

                                        Name:____________________________

                                        Title:___________________________

ATTEST:                                SNB CORP.



______________________________         By:_______________________________

                                       Name:_____________________________

                                       Title:____________________________

                            Exhibit to Schedules to
                          Agreement and Plan of Merger
                         dated as of December 17, 1999
                                 by and between
                           Park National Corporation
                                 and SNB Corp.
                                 -------------

1.   Exhibit A - Form of SNB Corp. Affiliate Agreement.

2.   Disclosure Schedules.

     The above-described Exhibit and Schedules are not being filed herewith. Park National agrees to furnish supplementally a copy of any omitted Exhibit or Schedule to the Securities and Exchange Commission upon request.